Exhibit 10.51

Certain confidential information contained in this document, marked by brackets as [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Distribution Agreement

THIS DISTRIBUTION AGREEMENT (“Agreement”) is made this 29th day of November, 2019 (the “Signing Date”) by and between ViewRay Technologies, Inc., a Delaware corporation and a wholly owned subsidiary of ViewRay, Inc.  (“ViewRay”), and the party identified below (“Distributor”).

Name: Country of Organization: Principal Address:	Chindex Shanghai International Trading Company Limited China Building A, No.1289 Yishan Road, Shanghai, 200233, P.R.China
Contact 1/Title: Phone: Email: Contact 2/Title: Phone: Email:
Exclusive Distributorship:	☐ NO ☒ YES (If yes, the exclusive territories and the exclusive Products, as well as the requirements for maintaining such exclusivity, will be identified on Section 2 and Exhibit A)
Regulatory Services:	☐ NO ☒ YES (If yes, the associated Regulatory Services of Distributor will be identified on Section 6 and Exhibit F)
Term:	As specified in Section 12 and Exhibit A.

This Agreement and all exhibits attached hereto, all of which are incorporated and made a part of this Agreement, set forth the entire terms and conditions under which Distributor will act as an exclusive distributor for ViewRay for the Products and in the Territory identified in this Agreement.

VIEWRAY AND DISTRIBUTOR HAVE READ AND AGREE TO BE BOUND BY THE TERMS AND CONDITIONS OF THIS AGREEMENT, INCLUDING THOSE TERMS CONTAINED ON THE FOLLOWING PAGES OF THIS AGREEMENT, AS OF THE EFFECTIVE DATE.

Signed:

VIEWRAY TECHNOLOGIES, INC.	DISTRIBUTOR:
By:	By:

Name:	Name:

Title:	Title:

TERMS AND CONDITIONS

1.DEFINITIONS.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth below.

“Acceptance” means the earlier of (i) successful completion of the Acceptance Test Procedure (“ATP”) as shown by Customer’s signatures on the ATP demonstration documents; or (ii) Customer’s clinical or research use of the Product.

“Acceptance Test Procedure” or “ATP” means the process through which it is demonstrated that the System installed at Customer’s site meets its Specifications using ViewRay’s standard acceptance test procedures.

“Affiliate” means with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with that party.  For purposes of this Agreement, “control” means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in that Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of that Person.

“Back End Support” means the support provided by ViewRay to Distributor while the Products are under warranty or following expiration of the Warranty Period if it is ordered as a Service.  A current description of Back End Support is attached as Exhibit B; this description may be updated from time to time by ViewRay, provided that the overall level of support is not materially diminished.  Back End Support may be “Basic” or “Enhanced” as described in Exhibit B.

“Business Day” means any day except any Saturday, any Sunday, any day which is a legal holiday in the United States of America or in the PRC or any day on which banking institutions in the United States of America or the PRC are authorized or required by law or other governmental action to close.

“Change of Control Event” means, with respect to ViewRay: (a) a merger, consolidation, share exchange or other similar transaction involving ViewRay and any third party which results in the holders of the outstanding voting securities of ViewRay immediately prior to such merger, consolidation, share exchange or other similar transaction ceasing to hold more than fifty percent (50%) of the combined voting power of the surviving, purchasing or continuing entity immediately after such merger, consolidation, share exchange or other similar transaction, or (b) the sale or other transfer to a third party of all or substantially all of ViewRay’s assets which relate to this Agreement.

“Class A Linac Radiotherapy System” means Linac radiotherapy system that falls under the category of Class A Large Medical Device as defined and regulated under the Measures for the Administration of Large Medical Device Equipment and Use（“大型医用设备配置与使用管理办法” in Chinese） of the PRC (effective on May 22, 2018) and the Large Medical Device Equipment Catalogue (“大型医用设备配置许可管理目录” in Chinese) of the PRC (effective on March 29, 2018).

“Collateral” means ViewRay marketing and sales materials for the Products and Services that are provided to Distributor by ViewRay for promotion and distribution to potential Customers.

“Confidential Information” means: (i) any and all non-public information of a Disclosing Party, including, without limitation, any information relating to pre-clinical and clinical data, specifications, training and any other know-how related to the design, implementation, performance, manufacture or pricing of the Products as well as Maintenance Documentation; (ii) the terms of this Agreement (including pricing and discounts); (iii) other information that is marked as “Confidential” or some other label indicating its confidential nature or, if disclosed orally, is identified as confidential at the time of its disclosure; or (iv) information disclosed by Disclosing Party that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure.

“CPI” means the United States Consumer Price Index for All Urban Consumers (CPI-U).

“Customer” means any Person located in the Territory which purchases (or in the case of Software, is licensed) Products from Distributor.

“Customer Agreement” means a written agreement between Distributor and Customer regarding the sale, license and use of the Products.

“Documentation” means ViewRay’s standard published documentation normally supplied with or made available to its Customers to aid in the use, support and/or operation of the Products, and any Updates and/or Upgrades (as defined in Exhibit B), in any form, media or language provided.

“Equipment” means those additional products set forth in Exhibit A which may be purchased and distributed for use with the System.

“First Line Field Services” means the maintenance and support services which must be provided by Distributor to Customers as described in Exhibit D.

“Installation Assistance Services” means subcontracted labor services that may be ordered by Distributor from ViewRay to aid Distributor in installing the System at a Customer site.  Distributor may order similar services from a third party certified by ViewRay under a separate agreement with such third party.

“Labeling” means the written, printed or graphic matter for Products including those on the Product container and any posters, tags, pamphlets, circulars, booklets, brochures, instruction books, direction sheets, fillers, and advertising materials, as further defined in the United States Code of Federal Regulations, 21 C.F.R. Part 801 (Labeling).

“Local Law” means the laws, rules, orders and regulations of any governmental authority or other legal requirements that apply in the Territory.

“Maintenance Documentation” means any information, software and/or tools made available by ViewRay to Distributor to aid in the installation, maintenance and/or repair of the Products.

“Marks” means ViewRay’s logos, trademarks, trade names, slogans, designs and other identifying symbols that are or have been used in connection with the Products by ViewRay anywhere in the world.

“NHC” means the National Health Commission of the People’s Republic of China.

“Performance Target” means the performance target as specified in Exhibit A.

“Person” means any individual as well as any corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other type of legal entity or organization.

“PRC” means the People’s Republic of China.

“PRC Customs Clearance” means that all necessary licenses, approvals, filings and documents have been acquired so that the goods may pass through the PRC customs and lawfully enter or leave the PRC.

“Product(s)” means: (i) the System, (ii) Equipment, and (iii) Software (all as identified in Exhibit A), and (iv) Spare Parts, together with all Documentation and any Updates and/or Upgrades provided hereunder.

“Product Clearance” means the approvals, authorizations, licenses or clearances by the appropriate Regulatory Authority(ies) required for importation, promotion, distribution, marketing, sale, pricing, use, reimbursement and after-sale services of the Product(s) in the Territory, including the initial Regulatory Approval.

“Product Warranty” means ViewRay’s representations and warranties with respect to the Products as set forth in Section 9.2 (Product Warranty).

“Quality Requirements” means the Quality Requirements attached hereto as Exhibit C.

“Regulatory Approval” means the initial National Medical Products Administration regulatory approval for the ViewRay MRIdian® Linac System’s launch to the market in the Territory.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity applicable to the Territory, including, without limitation, the PRC National Medical Products Administration (“NMPA”), or any of their successors.

“Regulatory Initiation Date” means the date that the second System installed within the Territory for clinical-trial purposes has initiated use on patients with respect to such clinical trials.

“Regulatory Services” are those services to be provided by Distributor identified in Section 6 and Exhibit F.

“Service(s)” means Back End Support (including Basic Back End Support Services and Enhanced Back End Support Services), training services, Installation Assistance Services, Full Customer Services and other applicable services which may be ordered by Distributor from ViewRay.

“Software” means (i) software that is incorporated into a Product; and (ii) any Updates and Upgrades thereto which may be provided by ViewRay.

“Spare Parts” means ViewRay replacement parts or additional ViewRay parts for the System or Equipment.

“Specifications” means ViewRay’s published specifications for the Product(s) at the time of the delivery to Distributor or as updated pursuant to Back End Support.

“System” means the ViewRay MRIdian® Linac System as described in the current Specification.  This includes Updates to the current System, but does not include new products developed or acquired by ViewRay.

“Term” means the term of this Agreement as specified in Section 12.

“Territory” means the country(ies) specified in Exhibit A.

“Upfront Payment” means upfront payment specified in Section 4.3.

“US Laws” means the United States Federal Food, Drug and Cosmetic Act of 1941, as amended and United States Foreign Corrupt Practices Act or 1977, as amended.

“Warranty Period” means: [***] Warranty Periods applicable to the Products shall be extended to the extent delays in the delivery of the Products to Distributor are caused by ViewRay.

2.APPOINTMENT AND OBLIGATIONS

2.1	Appointment.

(a)	ViewRay hereby appoints Distributor during the Term, as an exclusive distributor of the Products to Customers for their use in the Territory. [***]
(b)	[***]
(c)	[***]
(d)	[***]
(e)	The Distribution Agreement will be binding on successors and permitted assigns, including those resulting from a Change of Control Event.
(f)	Any sales to House Accounts (as defined in Exhibit A) shall be referred to and detailed in Exhibit A.

2.2 Distributor Requirements.  During the Term, Distributor must: (i) ensure not to materially breach the applicable quality standards and requirements promulgated by NMPA; (ii) use commercially reasonable effort to achieve the Performance Target as specified in EXHIBIT A; (iii) ensure not to materially breach the Quality Requirements and the requirements of Section 2.5 (Quality Generally); (iv) remain responsible for all Customer support activities specified in Section 2.11; and (v) comply with ViewRay’s training requirements for distributors.  Distributor is responsible for reasonable costs and expenses incurred by it or its personnel to attend ViewRay training.

2.3 Promotion.  During the Term, Distributor agrees to use commercially reasonable efforts to promote, market, prepare to sell, offer to sell, sell and distribute the Products throughout the Territory in compliance with all Local Laws and the terms of this Agreement.  Distributor will timely inform ViewRay of the Collateral or display units to be exhibited in the Territory at meetings and conferences.

2.4Distributor Personnel.  Distributor must maintain technical and sales personnel who have the expertise, knowledge and skills necessary to: (i) inform potential Customers about the features and capabilities of the Products and any Competitive Products (as defined in Section 2.6); and (ii) allow Distributor to comply with its obligations under this Agreement.

2.5Quality Generally.  Distributor must have a quality program in place at each of its facilities where Products are stored, installed and serviced sufficient to maintain the quality and integrity of the Products and which otherwise complies with applicable quality standards and requirements promulgated by NMPA in all material aspects. Distributor must comply with the Quality Requirements in Exhibit C at all times in all material aspects.  Distributor must monitor its compliance with the Quality Requirements and notify ViewRay if Distributor no longer meets them immediately and in writing.  Distributor will then have sixty (60) days to correct its compliance issues and certify to ViewRay that is has done so, in writing.  If Distributor fails to do so, ViewRay may terminate this Agreement for cause immediately upon written notice, and with no liability to Distributor.

2.6 Non-compete Obligation.  [***]

2.7Business Conduct.  Distributor must not: (i) make false or misleading representations or advertisements with regard to ViewRay or the Products; (ii) offer warranties or guarantees to Customers or potential Customers that differ in material aspects from the Specifications, features or capabilities of the Products as contained in this Agreement, the Documentation or the Collateral; (iii) purport to commit ViewRay to obligations not contained in this Agreement; or (iv) otherwise act or fail to act in a manner that harms ViewRay or its Products’ goodwill. In addition, Distributor must at all times comply with its obligations regarding global anti-corruption as further described in Section 6.7.

2.8Publicity.  During the Term: (i) ViewRay may identify Distributor as an exclusive distributor of the Products in its marketing materials and on its website; and (ii) Distributor may indicate to the public that it is an authorized exclusive distributor of the Products in the Territory.

2.9Spare Parts. Because ViewRay’s Product warranties are based upon the use of parts that conform to their applicable Specifications, Distributor must only use Spare Parts provided by ViewRay when Distributor installs, services, repairs and maintains the Products.

2.10Reports and Audit. During the Term and for a period of three (3) years after any termination or expiration of this Agreement, Distributor: (i) must maintain complete and accurate books, records and accounts relating to the distribution of the Products, the provision of services to Customers, compliance with Anti-Corruption Laws (as defined in Section 6.7) and other requirements of this Agreement; and (ii) conditioned upon either (x) a request to ViewRay by applicable laws or any order officially issued by a competent government authority, or (y) a request by ViewRay due to ViewRay’s reasonable belief, supported by profound evidence, that Distributor has breached a material term of this Agreement, Distributor will permit ViewRay or its authorized representatives to examine Distributor’s books, records and accounts directly relating to the sale of the Products provided that (a) ViewRay shall provide Distributor with reasonable prior notice; (b) such examination shall be aligned in normal business hours and shall not interfere with Distributor’s normal business operation; (c) such examination shall not violate any applicable Local Laws; and (d) the auditor shall enter into written confidential agreement with Distributor so as to be subject to obligations of confidentiality no less strict than ViewRay’s conﬁdentiality obligations to Distributor hereunder. During the examination, Distributor may only provide information directly related to the distribution of the Products and shall have no obligation to provide information that is either a trade secret or confidential information of any third party or that has no connection with the distribution relationship contemplated under this Agreement.

2.11Customer Support Activities.  Distributor will provide prompt and comprehensive pre-sales support services, installation services and First Line Field Services to Customers.  Distributor will be permitted to use Maintenance Documentation and to purchase Back End Support and Installation Assistance Services from ViewRay (or may purchase similar services from a third party certified by ViewRay) to assist Distributor in meeting these obligations. Distributor acknowledges and agrees that it is responsible for these activities notwithstanding the purchase of Back End Support and/or Installation Assistance Services. In addition, Distributor will have primary responsibility for room evaluation, architecture support and any quality assurance issues in relation to Customer installation sites.   All System installations and support shall be performed in accordance with ViewRay’s installation specifications and Maintenance Documentation.  In no event shall Distributor, Customer or their respective agents use the Products to treat patients, for clinical use or for research use prior to Acceptance of the System pursuant to the Acceptance Test Procedures (“Early Use”).  Any Early Use of the Products without the prior, express written approval of ViewRay, shall: void the Product Warranty.  Distributor must defend, indemnify and hold ViewRay harmless from any direct loss or damage resulting from Early Use. Distributor will support ViewRay’s training of new Customer personnel and will require new Customer users to attend training by ViewRay in accordance with ViewRay’s then applicable training requirements.  Distributor must provide appropriate interpretation and translation services (at Distributor’s expense) necessary to ensure Customer personnel can understand the Product training, learn how to use the Products, and participate in the training courses provided by ViewRay in a meaningful and effective way.

2.12Adaptation for Local Market.  As requested by ViewRay, Distributor will translate the agreed upon Documentation and/or Collateral and/or Labeling into the language(s) of the Territory (the “Translations”), at its own expense.  Distributor will obtain ViewRay’s prior written approval of the Translations prior to distributing, selling or using them (or any updated version of the foregoing). ViewRay shall not unreasonably withhold such approval. Distributor shall also promptly provide prior to first use and thereafter from time to time, upon request of ViewRay, samples of any modified Collateral or promotional and advertising materials for the Products or otherwise related to this Agreement produced by or for Distributor, and Distributor shall make modifications to such promotional and advertising materials if reasonably requested by ViewRay.  Upon the effectiveness of this Agreement, Distributor irrevocably assigns and transfers all rights, title and interest in the Translations to ViewRay, including, but not limited to, all related copyrights and moral rights.  Distributor waives and agrees never to assert any moral rights that Distributor or its employees, agents or subcontractors may have in the Translations and must defend, indemnify and hold ViewRay harmless for any claim made by its employees, agents or subcontractors otherwise. ViewRay grants Distributor during the Term, an exclusive, non-transferable and non-royalty bearing license to use such Translations in the Territory solely for Distributor’s performance under this Agreement.

2.13Representatives.  Each party will designate an official liaison to handle all discussions with the other relating to this Agreement.  These liaisons will meet quarterly or at some other interval mutually agreed upon by the parties to review and address business and technical issues.

2.14.Sub-distributors.  Distributor may, upon timely notice to ViewRay, appoint one or more sub-distributors to fulfill its performance as contemplated hereunder including but not limited to advertise, promote, market, distribute, sell, import, provide after-sale services and interact with Regulatory Authorities with respect to the Products in the Territory.  If Distributor appoints a sub-distributor to sell Products, any acts or omissions of such sub-distributor that, if performed by Distributor, would constitute a breach of this Agreement shall be deemed a breach of this Agreement by Distributor.  Distributor shall enter a written agreement with each of such sub-distributors that contains terms consistent with this Agreement in material aspects and that are at least as protective to ViewRay and the Products as the terms of this Agreement. Notwithstanding such appointment, Distributor shall at all times remain fully liable for the performance of its sub-distributors.  Furthermore, Distributor shall be responsible and liable for any benefits or privileges that it grants to its sub-distributors which are in excess of those granted by ViewRay to Distributor.  Distributor agrees to provide ViewRay with a list of sub-distributors, including name, address and contact information, upon written request to the extent permitted under applicable laws.  Distributor shall require its Affiliates and any sub-distributor it may use to keep and maintain true and fair records of all sales of the Products.

3.ORDER PROCESS AND PRICING

3.1Tender Notice. If Distributor successfully fixes a tender with respect to the purchase of the Products, it shall, within ten (10) Business Days, inform ViewRay.

3.2Pricing and Quotes. ViewRay will issue a quote (“Quote”) for Products and/or requested Services to Distributor at a price consistent with Exhibit A, as may be reasonably revised by ViewRay from time to time as specified herein

(“Prices”) or at a price being otherwise agreed by the Parties. ViewRay shall promptly notify Distributor for any Price revision. Unless a different currency is specified in Exhibit A, all Prices will be in U.S. dollars.  Prices are exclusive of all taxes, duties, tariffs, shipping costs and installation costs (if applicable). The Quote will incorporate any discounts offered to Distributor by ViewRay, and no further discounts will be applied.  Distributor must set its own prices for resale to its Customers.  Distributor is responsible for managing and administering its contractual relationship with its Customer and ViewRay has no obligation to provide services to or otherwise interact with Customers.

3.3Special Pricing Quotes (“SPQ”).  From time-to-time, at ViewRay’s sole discretion, ViewRay may grant a SPQ to meet pricing from competitive products on particular bids or for other competitive reasons. SPQs cannot be used in conjunction with any other promotional pricing or rebates. Distributor agrees that the Customer named in the specific SPQ is the only one to which Distributor will sell the Products according to the terms and conditions set forth under such SPQ.  ViewRay requires certain supporting documentation to substantiate and verify the granting of a SPQ.  If Distributor fails to comply with these requirements, then Distributor must reimburse ViewRay for a sum equal to the difference between ViewRay’s standard Prices and the prices granted in the SPQ for all Products and Services purchased with the benefit of the SPQ. This sum shall be paid to ViewRay within forty-five (45) Business Days from receipt of written notification from ViewRay.  Distributor understands that it will be deemed a material breach of this Agreement if any of the supporting documents are inaccurate, not genuine or otherwise not submitted in good faith.

3.4Orders. Distributor will place written orders for Products (except for Spare Parts which will be specified separately) and/or Services by signing the final Quote agreed and issued by ViewRay and returning it to ViewRay.  Spare Parts may be ordered by issuing a written purchase order to ViewRay.  To the extent of any inconsistency between a Quote and this Agreement, the terms and conditions of this Agreement will prevail. In no event will either party’s standard purchase order terms and conditions override any provisions of this Agreement.  ViewRay shall, within ten (10) days from the receipt of the final Quote signed by Distributor, sign and return a fully executed Quote (or provide an order acknowledgement) to Distributor, at which point the order will become binding on the parties (an “Order”).  With respect to an Order for a System, ViewRay shall ensure that the System (including one set of TPS Workstation and Coil which conform with the then-effective Specifications) and the corresponding Software will be prepared and delivered no later than nine (9) months after the Order is received by Distributor. [***] With respect to an Order for additional Software, ViewRay shall ensure a prompt delivery to Distributor or Distributor’s designated Person.

3.5 Orders Non-cancelable.  Once Distributor requests a specific delivery date, the System ordered by Distributor will be queued for manufacturing.  At this point, the Order becomes non-cancelable.

3.6Delivery.  All Products (excluding Software) are delivered Ex Works Fremont, California (Incoterms 2010), for pick up by Distributor’s designated freight forwarder. ViewRay shall use commercially reasonable effort to support Distributor or Distributor’s designated agents clearing the Products for export. Delivery may originate at multiple locations. ViewRay shall inform Distributor of any change of the original location at least one (1) months prior to the Products’ delivery. Software will be delivered electronically or pre-installed on Products.

Risks and titles to the Products shall pass to Distributor when the Products are made available by ViewRay for loading onto Distributor’s designated freight forwarder’s vehicles for shipment.

4.  PAYMENT

4.1Taxes.  The Prices for the Products is exclusive of all taxes, including national and local sales, use or value-added taxes, goods and services tax, consumption tax, customs duties, withholding taxes or similar charges imposed by any governmental entity after the Products are delivered to Distributor. Distributor will pay all taxes and duties assessed in connection with this Agreement and its performance, except for taxes payable on ViewRay’s net income.  Distributor will promptly reimburse ViewRay for any and all taxes or duties that ViewRay may be required to pay on Distributor’s behalf in connection with this Agreement.  Distributor will provide ViewRay with appropriate resale certificate numbers and other documentation (if any) satisfactory to the applicable taxing authorities to substantiate any claim of exemption from any taxes or duties. If Local Law requires Distributor to withhold any taxes levied by any governmental authority on payments to be made pursuant to this Agreement, Distributor must: (i) withhold the taxes, remit payment of the taxes to the appropriate taxing authorities and furnish ViewRay with copies of tax receipts evidencing its payment of the withheld amounts to the taxing authorities promptly; and (ii) increase the sums paid by Distributor to ViewRay to ensure that ViewRay receives the net amount ViewRay would have received had there been no required withholding.

4.2Payment.  ViewRay shall invoice Distributor and Distributor must pay for the Products and Services in accordance with the payment schedule specified in Exhibit A. If the parties intend a different payment schedule, they shall mutually agree on such payment schedule in writing either in the Order or in a separate document.  Distributor may dispute amounts shown on an invoice in good faith, provided it does so within thirty (30) days after its receipt of such invoice. If ViewRay does not receive payment of an undisputed amount when due, ViewRay shall notify Distributor in writing promptly. Distributor will then have a thirty (30) days period to make the due payment, failing which ViewRay may give notice of termination of this Agreement for material breach and any late payment will impose a service charge on such amounts equal to one and one-half percent (1.5%) of the due amount per month.  ViewRay retains a security interest in the Products until Distributor pays ViewRay in full for such Products.  Distributor shall use commercially reasonable effort to provide assistance to ViewRay to enable ViewRay to perfect its security interest in the Products.

4.3Upfront Payment. Subject to Section 12.1, conditioned upon (i) the effectiveness of this Agreement; (ii) the written acceptance by Distributor of a document list provided by ViewRay under which historical regulatory documents necessary for Distributor to act as the representative of ViewRay’s Regulatory Approval matters within the Territory shall be listed out and committed to be provided in time; and (iii) the applicant name for the ongoing type test report related to the System being changed to Distributor , Distributor will pay a lump sum $1.5 Million U.S. Dollars to ViewRay. Conditioned upon ViewRay’s compliance with its obligations hereunder, on the first anniversary from the date this Agreement comes into effect, Distributor will pay $1 Million U.S. Dollars to ViewRay. Conditioned upon ViewRay’s compliance with its obligations hereunder, on the second anniversary from the date this Agreement comes into effect, Distributor will pay another $1 Million U.S. Dollars to ViewRay (the total $3.5 Million U.S. Dollars shall be referred to as “Upfront Payment”).

5.OWNERSHIP AND LICENSES

5.1Trademark License.  Subject to Distributor’s compliance with the terms and conditions of this Agreement, ViewRay hereby grants to Distributor an exclusive, non-transferable, free of charge license to use the Marks in connection with the importation, promotion, marketing, advertising, distribution, sale, support and after-sale service of Products in the Territory during the Term. Distributor must comply with ViewRay’s policies or guidelines regarding advertising and trademark usage as established from time to time with respect to its use of the Marks in material aspects.  Distributor must indicate that ViewRay is the owner of ViewRay’s Marks when it uses them and shall timely inform ViewRay regarding the use of such Marks.  Distributor acquires no rights in the Marks by its use.  Prior to any distribution or other release of materials to third parties that will contain Marks, Distributor must inform ViewRay, with the sole exception of unmodified Collateral and the corresponding Translations. Distributor must not contest the validity of any of the Marks or of ViewRay's exclusive ownership of the Marks at any time.  Distributor must not adopt, use, or register any of the Marks or any word or mark confusingly similar to the Marks in any jurisdiction regardless of form, whether as a corporate name, trademark, service mark, domain name or other indication of origin.  Distributor must provide all reasonable assistance, including execution of documents as reasonably requested by ViewRay, to protect ViewRay’s trademark rights in the Territory.  In the event of expiration or termination of this Agreement, Distributor must discontinue all use of the Marks immediately, except as for the sale of (i) Products (except for Spare Parts) to any Customer where a corresponding Order or letter of intent was placed prior to the date of termination or expiration (and where the Customer is identified in the Order or the letter of intent) ; and (ii) services to any Customer that was a party to an agreement with Distributor for the purchase of such services as of the date of termination or expiration until the completion of the transactions described in such agreement; and (iii) Spare Parts. ViewRay has the sole and exclusive right to bring legal action in the Territory for infringement with respect to the Marks, and if ViewRay chooses to bring legal action, Distributor shall use commercially reasonable effort to assist ViewRay in its legal claims.  Distributor must notify ViewRay if it knows or suspects infringement of the Marks.  Any material violation of this Section 5.1 (Trademark License) shall incur a thirty (30) days cure period under which, Distributor may cure its violation to this Section 5.1, otherwise, it will be deemed as a material breach of this Agreement.

5.2Proprietary Rights.  ViewRay or its suppliers or licensors own all rights, titles, and interests (including, without limitation, all intellectual property rights) in and to the intellectual property in all Products, Maintenance Documentation, Collateral, Marks and any materials provided to Distributor hereunder. ViewRay shall provide Distributor copies of all the certificates and proving documents with respect to such intellectual properties within ten (10) Business Days upon Distributor’s reasonable request. Distributor acknowledges that it is granted only those limited license rights as specified in Sections 5.1 (Trademark License) and 5.4 (Software License), the right to distribute the Products to Customers and other rights as specified in this Agreement.  ViewRay retains all rights that are not expressly and explicitly granted by ViewRay to Distributor.  Distributor acknowledges that the Products, Maintenance Documentation, Collateral and Marks are protected by copyright laws and other laws pertaining to intellectual property rights in the United States and other countries and embody valuable Confidential Information of ViewRay and its suppliers, the development of which required the expenditure of considerable time and money. Distributor must not: (i) decompile, reverse engineer, disassemble, or otherwise attempt to derive the source code of the Products or attempt to disable any security devices or codes incorporated into or distributed with the Products; (ii) copy, modify, translate or create derivative works of the Products (except as expressly specified in this Agreement); (iii) modify or create derivative works of Maintenance Documentation or Collateral (except as expressly specified in this Agreement or as approved by ViewRay); or (iv) rent, lease, loan, distribute, assign or transfer the Software, Documentation, Maintenance Documentation or Collateral, unless expressly permitted in writing by ViewRay.  Distributor must not permit of or enable any third party, including any Customer to take actions prohibited by this Section 5.2 (Proprietary Rights).

5.3Proprietary Marks.  Distributor must not alter, remove or obscure any copyright notices, trademark notices or other proprietary or confidentiality notices that are: (i) placed or embedded by ViewRay or its suppliers or licensors in the Products, Maintenance Documentation or Collateral; (ii) displayed when the Products are run; or (iii) applied to the Products, Maintenance Documentation, Collateral or any other materials provided under this Agreement or their Labeling.

5.4Software License.  The Software is licensed, not sold.  Software is provided only in binary or executable form.  Distributor must license all Software to its Customers pursuant to terms consistent with the provisions of Exhibit E (“License Provisions”) in a written agreement signed by both Distributor and its Customers.  Distributor is permitted to use Software solely on behalf of the Customer in connection with performing its obligations for Customer and otherwise in accordance with the License Provisions.  If any portion of the Software is licensed under an open source license requiring the distribution of source code, the source code for such open source software will be made available as specified in the applicable license as further described in the License Provisions. Software is licensed with no additional charge except that ViewRay may charge for Upgrades to the Products.

6.REGULATORY MATTERS; LEGAL COMPLIANCE

6.1Regulatory Approvals.

(a)  Distributor shall use commercially reasonable efforts to obtain Regulatory Approval and, if agreed by the parties, additional Product Clearances for the Products in the Territory (if necessary). Unless the parties otherwise agree in writing in a particular case or for the performance of this Agreement, all such Product Clearances shall be obtained and maintained in the name of ViewRay (or its designee) and not in the name of Distributor, its sub-distributors, agents or representatives. If the parties determine that any such Product Clearances should be held in the name of Distributor or its sub-distributors, agents or representatives (as applicable) based upon applicable laws, Distributor shall cooperate with ViewRay to ensure that the applicable Product Clearances are assigned to ViewRay upon the expiration or termination of this Agreement and Distributor shall not, and shall cause its agents and representatives to not, oppose any new registration for the Product by ViewRay or its designee.  Distributor shall bear all out-of-pocket fees and expenses it pays in acquiring the Regulatory Approval.  ViewRay shall, at its own cost, reasonably support Distributor in all aspects and be actively involved with Distributor in such efforts with respect to the Regulatory Approval and Product Clearances for the Products for the Territory. If the Regulatory Approval is not obtained within three (3) years of the Regulatory Initiation Date, the parties will meet and discuss alternatives to agree upon a plan to address the Regulatory Approval in a manner that is mutually beneficial.  Either party may terminate the Agreement upon notice to the other if such matters are not resolved by mutual agreement.  Provided however, in the case the failure to achieve the Regulatory Approval is caused by ViewRay or Distributor, such party shall not have the right to terminate this agreement.

(b)  Distributor shall make the filings contemplated by Section 6.1(a) in consultation with ViewRay and Distributor shall provide ViewRay with draft copies of all filings it proposes to make pursuant to Section 6.1(a) and consider the comments (if any) of ViewRay before making such filings and shall not make any such filing over the objection of ViewRay, provided however, such objection shall not be unreasonably raised. ViewRay shall provide Distributor all documentation and assistance reasonably required for such filings and approvals and shall, upon Distributor's reasonable request, meet with Distributor at mutually agreed times and places regarding such filings and approvals. Such meetings shall include, but not be limited to, discussion regarding the preparation of filings and assignment of responsibilities.

(c)  Distributor shall (i) inform ViewRay of any development with respect to efforts to obtain Product Clearances on a regular and timely basis; and (ii) notify ViewRay promptly upon receipt of any Product Clearance. Distributor shall, and shall cause its agents and representatives to, promptly deliver to ViewRay (or its designee) upon request, copies of all Product Clearances.

(d) Distributor shall keep ViewRay advised of regulatory interactions, activities and correspondence and the registration status of the Product(s) in the Territory on a quarterly basis, except that matters requiring more immediate attention shall be communicated as soon as practicable.

(e)  Each party shall promptly and, in any event, within ten (10) Business Days of receipt of notice of formal inquiry, inform the other in writing of any formal inquiry relating to any Product by any Regulatory Authority for the Territory. Informal inquires shall be summarized and informed on a quarterly basis, except those requiring immediate attention.

(f)  Distributor shall provide such Regulatory Services consistent with the terms of Exhibit F.

6.2Importation.  Distributor shall obtain all necessary licenses and permits and satisfy all formalities as may be required to export the Products and, upon mutual agreement, additional Products from the ViewRay shipping point with ViewRay’s reasonable support and to import the Products into the Territory, including, but not limited to, any permits that may be required by any governmental agency or Local Law relating to customs, technical standards or specifications, or health or medical safety regulations.

6.3Labeling. Distributor must print and distribute Translations (whether created by Distributor pursuant to Section 2.12 or otherwise provided by ViewRay) to necessary third parties, including Regulatory Authorities and Customers, in accordance with Local Laws and as appropriate to ensure patient and user safety.

6.4Expenses.  Except as otherwise set forth under this Agreement, Distributor will not seek reimbursement of any kind for importation, licensing, permitting, translation or printing costs, as required in this Section 6.

6.5Quality Requirements.  Distributor must comply with the Quality Requirements at all times in connection with its performance of this Agreement in all material respects.

6.6 Compliance with Local Laws.   Distributor shall comply with all applicable Local Laws and the applicable laws, regulations and rules of the United States in all material respects, including but not limited to, the US Laws (collectively, “Applicable Laws”) in connection with this Agreement and the Products.

6.7Compliance with GACL.  Distributor acknowledges that ViewRay must comply with applicable global anti-corruption laws (collectively, “GACL”), including, without limitation, the Foreign Corrupt Practices Act (“FCPA”). Distributor agrees to conduct all of its activities under this Agreement in compliance with the GACL in all material respects. If Distributor uses any subcontractors in connection with fulfilling its obligations under this Agreement, it shall ensure that such subcontractors comply with the GACL in all material respects. Distributor shall certify to its compliance with the requirements of Sections 6.6 and 6.7 annually or as otherwise requested by ViewRay by fully completing, signing and delivering to ViewRay such annual compliance certifications in the forms provided by ViewRay, a copy of which as of the Effective Date is attached as Exhibit G.

6.8Trade Compliance.  Distributor must not export or re-export the Products, or any items that use the Products without obtaining the appropriate licenses in advance.

6.9Regulatory Updates.  Distributor shall use commercially reasonable effort to monitor changes to Local Laws and notify ViewRay of any impending changes that may necessitate modifications to the Collateral, Products, Documentation, Maintenance Documentation or Services, or any aspect of Distributor’s performance under this Agreement as soon as it becomes aware of them.

7.VIEWRAY’S OBLIGATIONS

7.1 Training; Technical Assistance.  ViewRay shall provide training in the use and technical aspects of the Products to Distributor and Customers.  For the initial on-site, go-live training provided in connection with Distributor’s first installation, ViewRay provides this training in the U.S. free of any charge, and Distributor must pay for reasonable travel and subsistence costs of the persons that receive ViewRay training in the U.S.  For training provided within the Territory, the reasonable cost of travel and accommodations of the persons that ViewRay dispatches to the Territory to provide such training must be paid by Distributor.  Additional ViewRay training may be purchased separately in accordance with ViewRay’s then current policies and prices.  All training provided by ViewRay will be conducted in English and to the extent any Customer or Distributor personnel do not have adequate English language reading and comprehension skills, Distributor must provide at its cost, an interpreter and translation services sufficient to enable all personnel attending the training to understand and participate in the training courses meaningfully and effectively.

7.2 Product Changes and Regulatory Extensions. ViewRay has the sole discretion, to: (i) introduce changes to the Products; (ii) discontinue the manufacture of any Products; (iii) discontinue the development of any new product, whether or not that product had been announced publicly; or (iv) commence the manufacture and sale of new products or features which may supplant existing Products.  ViewRay shall notify Distributor of any changes to Products that affect their form, fit or function or which would invalidate Product Clearance, and provide Distributor with updated Documentation, Collateral and Maintenance Documents relating to the changes as soon as practicable prior to providing changed Products to Distributor. For any change that will cause a necessity to change any of the Product Clearance, ViewRay shall reimburse Distributor for the actual costs and expenses incurred by Distributor (including those paid to third parties) to acquire the new Product Clearance. [***] ViewRay will provide prompt notice to Distributor if ViewRay discontinues development of a new product that had been announced publicly.

7.3Product Supply.  ViewRay shall ensure a sufficient supply of Products as ordered by Distributor which shall conform with the Specifications and Quality Requirements set forth herein or otherwise agreed by the parties.

7.4Government Authorizations. ViewRay shall comply with all applicable laws and will maintain throughout the term of this Agreement all permits, licenses, registrations and other forms of authorizations and approvals from any government authority, necessary or required to be obtained or maintained by it in order to perform its obligations hereunder in a manner which complies with all applicable laws.

7.5Assistance and Support. ViewRay shall use commercially reasonable effort to assist and support Distributor in exercising its rights or performing its obligations under this Agreement.

8.CONFIDENTIALITY

8.1 Confidentiality.  During the performance under this Agreement, either party (in such case, the “Disclosing Party”) may disclose Confidential Information to the other party (in such case, the “Receiving Party”).  The Receiving Party must maintain the Confidential Information in confidence and not use it except for the limited purposes of performing the Receiving Party’s obligations under this Agreement.  All Confidential Information, including copies made by the Receiving Party, will remain the property of the Disclosing Party.   Nothing in this Agreement shall be construed as granting or conferring any rights by license or otherwise in the Confidential Information except as expressly stated in this Agreement.

8.2Exclusions.  Confidential Information excludes information when written records establish that it: (i) was in the public domain prior to the time that the Disclosing Party disclosed it to the Receiving Party, or entered the public domain afterward through a third-party source that had the right to do so; (ii) is already known by the Receiving Party before the disclosure by the Disclosing Party without any obligation of confidentiality; (iii) was disclosed to the Receiving Party from a third party source that had the right to do so; or (iv) was independently developed by the Receiving Party without access to or use of the Disclosing Party’s Confidential Information.  Nothing in this Agreement prevents the Receiving Party from disclosing Confidential Information to its and its affiliates’ respective directors, officers, employees, agents, advisors and other representatives who have a necessity to know the Confidential Information for the purpose of this Agreement. The Receiving Party may also disclose the Confidential Information to the extent it is compelled to do so by any applicable laws, regulations or stock exchange rules or by any lawful process, such as a court order, formal request to disclose or subpoena, and provided that the Receiving Party (a) asserts the confidential nature of the Confidential Information to the governmental authority; (b) if permitted under applicable laws, notifies the Disclosing Party in writing of the required disclosure immediately; and (c) cooperates fully with the Disclosing Party, at the Disclosing Party’s sole cost and expense,  in protecting against the disclosure and/or obtains a protective order narrowing the scope of the compelled disclosure to protect its confidentiality.

8.3Injunctive Relief.  Notwithstanding any other provision of this Agreement, the Receiving Party’s breach of this Section 8 (Confidentiality) may cause the Disclosing Party irreparable harm for which recovery of money damages might be inadequate such that the Disclosing Party may seek injunctive relief on an immediate basis without posting a bond, in addition to any and all remedies available at law.

9.REPRESENTATIONS AND WARRANTIES

9.1Authorization; Enforceability.  ViewRay and Distributor each represent and warrant that: (i) it is duly organized, validly existing and in good standing under the laws of its organizing jurisdiction; (ii) it has all requisite power and authority to enter into this Agreement; (iii) it is duly authorized to execute and deliver this Agreement and to perform its obligations and complete the transactions under it; (iv) this Agreement is valid, binding and enforceable; and (v) entering into this Agreement and performing the obligations under this Agreement will not violate any applicable laws or contractual relationship with any third party.

9.2Product Warranty. ViewRay represents and warrants to Distributor that the Products supplied to Distributor conforms to their applicable Specifications at the time of delivery and throughout the Warranty Period, provided that with respect to Software, ViewRay does not warrant that the Software will be error free, that all defects will be corrected, or that it will run without interruption.  Any warranty claim or other liability is excluded whenever that claim or liability is not caused by ViewRay, including but not limited to when it arises out of: (i) accident, theft, misuse, or neglect; (ii) use of the Product outside of normal operating conditions, specifications, or in an environment or a manner not authorized by ViewRay as set forth in the applicable Documentation; (iii) use of the Product outside the scope of the License Provisions as described in Exhibit E; (iv) lack of routine care or maintenance or failure to implement Bug Fixes and Updates, as defined in Exhibit B; (v) any modification of the Product not authorized by ViewRay in writing, (vi) any modification to any Software, except that such modification is otherwise permitted under the License Provisions; (vii) computer viruses which adversely affect the Product unless they were introduced by ViewRay; (viii)  changes to the operating system or environment that were not made by ViewRay; (ix) combination of the Product with other products not supplied or authorized by ViewRay; (x) acts of God, electrical power surges, or other causes external to the System; or (xi) arising as a result of the use of third-party products that are not licensed or introduced by ViewRay. If any Product is modified by any party that is not authorized by ViewRay or by any party other than ViewRay or Distributor or an authorized ViewRay service provider at ViewRay’s direction and in accordance with ViewRay’s instructions and Maintenance Documentation: (a) the warranty for such Products will be void and of no effect, (b) such Products may not eligible for Back End Support, and (c) ViewRay shall have no liability for damages, claims or any Losses in connection with such Products. Distributor must ensure that each Customer Agreement includes this disclaimer or similar language with the same meaning. For the avoidance of doubt, if the warranty claim or other liability is caused due to the party authorized by ViewRay (other than Distributor), ViewRay or the authorized ViewRay service provider’s failure to modify the Products in accordance with ViewRay’s direction or Maintenance Documentation, ViewRay remains responsible for such Defect in accordance with Section 9.3 and, if applicable, is also responsible to indemnify Distributor in accordance with Section 10.3.

9.3Remedies.  ViewRay will repair or replace any part of the System (or other Product) that is covered by the warranties specified in Section 9.2 (Product Warranty) (a “Defect”) under the procedure set forth in this Section 9.3 (Remedies).  Distributor must notify ViewRay of any alleged Defect in writing.  Based upon the nature of the alleged Defect, Distributor must either request a Return Material Authorization (“RMA”) number from ViewRay or request that ViewRay dispatch service personnel to inspect the Product at its location.  If Distributor requests that ViewRay dispatch service personnel, ViewRay will do so promptly.  If Distributor requests an RMA number, then ViewRay will issue an RMA number to Distributor, and Distributor will then have a maximum of thirty (30) days following its receipt of the RMA to return the part exhibiting the Defect to ViewRay.  Distributor’s shipment must be properly insured with the freight prepaid and must include both a reasonably detailed statement of the claimed Defect and proof of the date of Distributor’s purchase.  In the event ViewRay reasonably determines that the returned part of the System or other Product is covered by ViewRay’s warranty, ViewRay will either repair or replace it, at ViewRay’s option and at its expense (including the fees and expenses incurred by ViewRay’s dispatched service personnel).  ViewRay will return all repaired or replaced parts and Products to Distributor properly insured with the freight prepaid, along with the amount of the shipment charges and other expenses (including but not limited to insurance fees) Distributor incurred in returning the nonconforming part or Product to ViewRay.  In the event ViewRay reasonably determines that the Product claimed to contain a Defect is not covered by ViewRay’s warranty,

Distributor must reimburse ViewRay for ViewRay’s costs and expenses related to ViewRay’s inspection, repair efforts (if any), and its return of the Product to Distributor.  Repaired or replaced parts are warranted for the remainder of the original Warranty Period for the associated Product.  If Distributor disputes ViewRay’s determination that the Product does not contain a Defect, the dispute will be discussed and resolved using the procedure provided in Section 13 below (Dispute Resolution).  ViewRay has sole discretion to determine whether to repair or replace the Product or part causing the Defect.  If ViewRay determines repair or replacement is not feasible or the remedy would fail of its essential purpose, ViewRay will refund the sums paid by Distributor for the defective Product or part within forty-five (45) days. If ViewRay and Distributor determine that the whole System is not capable of operating its original function due to such Defect, ViewRay will issue an additional RMA and accept the return from Distributor the remaining of the System and the corresponding Equipment and Spare Parts (if any). In such case, ViewRay shall bear all the insurance and freight costs and other expenses incurred in shipping the remaining parts of the System and the corresponding Equipment and Spare Parts back to ViewRay and shall return the sums paid by Distributor for the defective System calculated based on straight-line depreciation over a ten (10) year period that begins on the date the System received its Acceptance and the sum Paid by Distributor for the services provided in that specific year. The sums shall be paid by ViewRay within forty-five (45) days from the receipt of the remaining System. Any late payment will impose a service charge equal to 1.5% of the due amount per month. ViewRay’s ability and obligation to repair or replace the Defect requires that: (1) ViewRay technicians have access to the Customer site for warranty repair or replacement purposes; and (2) ViewRay obtain full ownership of the Products or parts it replaces at the Customer site.  Distributor has sole responsibility to ensure ViewRay’s required access and ownership described in the preceding sentence.

9.4No Conflict.  Throughout the Term of this Agreement, ViewRay undertakes here that it is not and will not become a party to any agreement that would prevent it from granting the rights granted to Distributor under this Agreement or prevent Distributor from performing its obligations under this Agreement. It will not misappropriate any trade secret of a third party in connection with the performance of its activities hereunder.

9.5Compliance with Law.  ViewRay has and will maintain throughout the Term of this Agreement all permits, licenses, registrations and other forms of governmental authorizations and approvals as required by applicable laws for Distributor to execute and deliver this Agreement and to perform its obligations hereunder.

9.6No Infringement.  There are no legal claims, judgments or settlements against or owed by ViewRay or any of its Affiliates, or pending or, to ViewRay’s actual knowledge, threatened legal claims or litigation, in each case, relating to antitrust, anti-competition, anti-bribery, intellectual property infringement, breach of contract or corruption violations, which would have a material adverse effect on the ability of ViewRay to perform its obligations under the Agreement.

10.INDEMNITY

10.1Intellectual Property Indemnification.  ViewRay shall defend, indemnify and hold Distributor and its Affiliates and their officers, directors, employees and agents (“Distributor Indemnified Parties”) harmless from any third party claims, suits, demands, losses, damages and expenses (including reasonable attorneys’ fees)  (“Losses”) to the extent they arise from an allegation that the Products as delivered: (i) misappropriate any trade secret of a third party; or (ii) infringe any copyright, trademark or patent enforceable within the United States or the Territory (“Claim”).  ViewRay is not obligated to indemnify Distributor Indemnified Parties to the extent that the alleged misappropriation or infringement is caused by: (a) use of a Product in a manner not contemplated in the Documentation or other written instructions from ViewRay; (b) modification of the Products unless performed in accordance with this Agreement; or (c) use of the Products in combination with any products or materials not provided by ViewRay where there would have been no infringement absent such combination.  If the Products or any part of them are, or in the opinion of ViewRay may become, the subject of any Claim, or if it is judicially determined that the Products or any part of them infringes or misappropriates any such intellectual property or proprietary right, or if the distribution or use of the Products or any part of them is, as a result, enjoined or ViewRay wishes to minimize its liability hereunder, then ViewRay at its option, may:  (i) procure for Distributor and its Customers the right to distribute or use, as applicable, such Products  as provided herein; or (ii) replace the Products with non-infringing, functionally equivalent products; or (iii) suitably modify the Products so they become non-infringing.  In the event that ViewRay is unable to do either (i), (ii) or (iii) above using its commercially reasonable efforts, then Distributor shall have the right to return the Products. Distributor’s shipment for such return must be properly insured with the freight cost prepaid by ViewRay. For any fees and expenses incurred by Distributor in returning the Products, ViewRay shall reimburse Distributor completely. ViewRay shall accept such return and pay back to Distributor all fees and expenses paid by Distributor for such Products amortized over a ten (10) year period using the straight-line method for the benefit of the Customer and for such Services in that specific year within forty-five (45) days from the receipt of the returned Products.  Such amounts will be paid by ViewRay in a lump sum, and any late payment will impose a service charge equal to 1.5% of the due amount per month.

10.2Product Liability.  ViewRay shall indemnify and hold Distributor harmless against any Losses to the extent arising from any claims, suits, proceedings, or demands alleging such Losses were incurred due to a Product defect (excluding matters for which Distributor is solely responsible under Section 10.3). ViewRay shall maintain product liability insurance in such amounts as ordinary good business practice for its type of business would require. Distributor acknowledges that if any Product is modified by any party that is not authorized by ViewRay or by any party other than ViewRay or Distributor or an authorized ViewRay service provider at ViewRay’s direction and in accordance with ViewRay’s instructions and Maintenance Documentation, ViewRay shall have no liability for damages, claims or any Losses in connection with such Products. For the avoidance of doubt, if Losses are caused due to the party authorized by ViewRay, ViewRay itself or the authorized ViewRay service provider’s failure to modify the Products in accordance with ViewRay’s instructions and Maintenance Documentation, ViewRay shall indemnify Distributor against such Losses.

10.3Indemnity.  Each of the parties must indemnify, defend and hold harmless the other party and its Affiliates and their officers, directors, employees and agents (“Indemnified Parties”) against all Losses to the extent arising out of the negligence, intentional wrongful acts, omissions where there is a duty to act, or misrepresentations of such party or any person for whose actions such party is responsible, except to the extent such claims are caused by the intentional conduct or gross negligence of the other party. Distributor is solely responsible for any claims, warranties or representations made by Distributor or its employees or agents which differ from the warranty provided by ViewRay in the limited warranty specified herein for each Product sold or licensed hereunder, or which differ from written Documentation provided by ViewRay.

10.4Procedure.  To receive the benefit of indemnification under this Section 10, the party seeking indemnification must promptly notify the indemnifying party (“Indemnifying Party”) in writing of the claim or suit and provide reasonable cooperation (at the Indemnifying Party’s expense) and tender to the Indemnifying Party (and its insurer) full authority to defend or settle the claim or suit.  Neither party has any obligation to indemnify the other party in connection with any settlement made without the Indemnifying Party’s prior written consent.  The indemnified party (“Indemnified Party”) has the right to participate at the Indemnified Party’s expense in the claim or suit and in selecting its own counsel in the proceeding.  The Indemnified Party shall cooperate with Indemnifying Party (and its insurer), as reasonably requested, at Indemnifying Party’s sole cost and expense.

11.LIMITATION OF LIABILITY

11.1Limitation on Damages.  IN NO EVENT SHALL VIEWRAY BE LIABLE TO DISTRIBUTOR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY,OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND (INCLUDING BUT NOT LIMITED TO, LOST OR STOLEN DATA, LOSS OF USE, LOST BUSINESS OPPORTUNITIES OR OTHER ECONOMIC ADVANTAGE, OR LOSS OF GOODWILL), IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, WHETHER FORESEEABLE OR NOT, EVEN IF ADVISED THAT THESE TYPES OF DAMAGES ARE OR MAY BE POSSIBLE.

11.2Liability Cap.  THE AGGREGATE LIABILITY OF VIEWRAY ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED UNDER IT ARE LIMITED TO DIRECT LOSSES CAUSED BY VIEWRAY AND THE REASONABLE FEES AND EXPENSES (INCLUDING REASONABLE LEGAL FEES AND INSPECTION FEES) INCURRED THEREBY, WHICH IN NO EVENT SHALL EXCEED [***]. THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT: (i) THE LIMITATIONS OF LIABILITY SPECIFIED IN THIS SECTION 11 (LIMITATION OF LIABILITY) OR ANY OTHER SECTION OF THIS AGREEMENT ARE AN ESSENTIAL BASIS OF THEIR BARGAIN THAT CORRECTLY ALLOCATES THE RISKS BETWEEN THEM; AND (ii) THEY RELIED ON THESE LIMITATIONS OF LIABILITY IN SETTING THE PRICING AND OTHER TERMS SET FORTH IN THIS AGREEMENT.  NOTWITHSTANDING ANYTHING TO THE CONTRARY, PRODUCT QUALITY LIABILITY, LIABILITY TO THIRD PARTIES FOR BODILY INJURY, INCLUDING DEATH AND LIABILITY FOR BREACH INCURRED DUE TO TERMINATION OF THE AGREEMENT BY VIEWRAY (EXCEPT ANY TERMINATION SPECIFICALLY PERMITTED IN THIS AGREEMENT) SHALL BE DETERMINED ACCORDING TO APPLICABLE LAWS SEPARATELY AND SHALL NOT BE SUBJECT TO SUCH LIABILITY CAP.

12.TERM AND TERMINATION

12.1Term. [***] The Agreement will expire at the end of the sixtieth (60) months following the receipt of the Regulatory Approval for ViewRay MRIdian® Linac System (“Initial Term”).  The Agreement may renew for an additional sixty (60) month term in accordance with the provisions set forth in Exhibit A unless otherwise extended or terminated as specified herein.

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12.2Termination.

12.2.1 Termination for Cause. Unless otherwise agreed under this Agreement, either party may terminate this Agreement at any time, if the other party materially breaches the terms of this Agreement and fails to cure that breach within thirty (30) days after receiving a written notice detailing the breach from the non-breaching party.  Either party may also terminate this Agreement at any time if the other party: (i) ceases to do business or otherwise terminates its business operations; (ii) is subject to voluntary or involuntary bankruptcy petition under any applicable law or any insolvency law (and in the case of an involuntary petition, it is not dismissed within one hundred and twenty (120) days) or has been appointed a receiver, fiscal agent or similar officer by a court for his business or property. ViewRay may terminate this Agreement if Distributor materially breaches the Quality Requirements and fails to cure such failure within sixty (60) days from the date ViewRay notifies Distributor of such failure. Distributor may terminate this Agreement if (i) ViewRay decides to discontinue the manufacture or makes a change to the System that will invalidate Product Approvals in a manner that prevents sale of the Products; or (ii) ViewRay fails its obligation under Section 7.3 Product Supply or its obligation under Section 3.4 Orders, if two or more than two Systems are not delivered in time or if one System is not delivered more than three (3) months from the specified delivery time; and, in the case of (ii), ViewRay fails to cure such failure within sixty (60) days from the date Distributor notifies ViewRay of such failure.

12.2.2 Termination for Failure to Meet Performance Target. ViewRay may terminate this Agreement upon ninety (90) days’ notice to Distributor if Distributor fails to meet the applicable Performance Target as described in Exhibit A unless Distributor cures such failure prior to the expiration of the ninety (90) day period.

12.2.3 Termination for Change in Laws or Regulations. Either party may terminate this Agreement, effective immediately upon written notice, if any applicable laws become effective that restricts in material aspects either party’s ability to perform its material obligations under this Agreement which renders the performance of this Agreement impracticable.  Prior to termination related to any such change of law or regulation, the parties shall in good faith cooperate and endeavor to prepare amendments to this Agreement to allow for compliance with the new law or regulation.

12.2.4 Termination due to Change in Circumstances. Distributor may terminate this Agreement if the Distribution Right granted hereunder is materially adversely changed or affected due to reason(s) that cannot be attributed to Distributor. If the Regulatory Approval is not obtained within three (3) years of the Regulatory Initiation Date, the parties will meet and discuss alternatives to agree upon a plan to address the Regulatory Approval in a manner that is mutually beneficial.  Either party may terminate the Agreement upon notice to the other if such matters are not resolved by mutual agreement; provided however, that if the failure to achieve the Regulatory Approval is caused by ViewRay or Distributor, such party shall not have the right to terminate this agreement.

12.3Effect of Termination.

12.3.1 Effect of Termination Generally.  Upon termination (including expiration) of this Agreement for any reason:  (i) ViewRay and Distributor will terminate all tasks (if any) for all affected Customers and prospective Customers in an orderly manner, as soon as practical and in accordance with a schedule agreed to by the parties to minimize disruption to Customers; (ii) Distributor must cease conducting any activities with respect to the marketing or promotion of the Products; (iii) Distributor will discontinue any and all use of the Marks authorized for use under this Agreement, except as necessary to fulfill its obligations to Customers in accordance with this Section 12.3 (Effect of Termination); (iv) all licenses shall cease except as necessary to fulfill obligations to Customers in accordance with this Section 12.3; (v) Distributor must cease all use of ViewRay Confidential Information and return to ViewRay or certify in writing to ViewRay that it has securely destroyed all documents and other tangible or intangible items it or its employees or agents have received or created pertaining, referring or relating to the Confidential Information of ViewRay and all materials provided to it by ViewRay (except that Distributor may maintain such Confidential Information and materials as necessary to fulfill its obligations under this Section 12.3 consistent with its ongoing obligations of confidentiality and use), except that Distributor shall  be entitled to retain Confidential Information which is required to be retained by law, pursuant to a subpoena or order or requirement or an official request issued by any court of competent jurisdiction or by any other rule or regulation of any stock exchange or by any other governmental, administrative or regulatory body to which it is subject or for the internal archive purpose; and (vi) Distributor will assign and transfer all Product Clearances and reimbursement approvals (if any) for the Products in the Territory as well as any other registrations with respect to the Products or this Agreement to ViewRay or its designee.

12.3.2 Ongoing Obligations and Rights.  Termination of this Agreement by either party for any reason or expiration, shall not affect the rights and obligations of the parties that accrued prior to the date of termination or expiration or release either party from its obligations to provide services to Customers made prior to the date of termination or expiration or affect existing agreements or Orders for the Products or Services.  Notwithstanding any provision of this Agreement to the contrary, except in the case of termination of this Agreement by ViewRay for Distributor’s cause pursuant to Section 12.2.1 (Termination for Cause) or 12.2.3 (Termination for Change in Laws or Regulations), Distributor may continue to exercise the rights and licenses granted hereunder on a non-exclusive basis to the extent necessary to allow Distributor to fulfill its obligations under existing agreements with Customers or included in any fixed tender with a Customer that was outstanding at the time of termination or expiration provided that (i) Distributor shall inform ViewRay of all such fixed tenders at the time of termination or expiration; and (ii) Distributor shall place the Order for any System covered by such fixed tenders within [***] after termination or expiration and takes possession of the System within [***] months thereafter.  Unless this Agreement is terminated by ViewRay for cause pursuant to Section 12.2.1 (Termination for Cause) or 12.2.3 (Termination for Change in Laws or Regulations), (i) Distributor specifically:  (a) may continue to distribute Products to any Customer where a corresponding Order was placed prior to the date of termination or expiration (and where the Customer is identified in the Order); and (b) shall retain the right to continue to provide Services and Spare Parts to any Customer that was a party to an agreement with Distributor for the purchase of Services and/or Spare Parts as of the date of termination or expiration until the completion of the transactions described in such agreement; and (ii) ViewRay will continue to provide Back End Support and/or Spare Parts to assist Distributor in supporting such Customers pursuant to these terms.  If Distributor fails to provide the same or greater quality of Services to any Customer, then ViewRay shall have the right but not the obligation to require that Distributor use its commercially reasonable effort to assign the Customer service agreement to ViewRay or its designee.  Alternatively, ViewRay or its designee will have the right to enter into a separate agreement with such Customer to provide them with support services.

12.3.3 Transition Period.  Unless this Agreement is terminated by ViewRay for cause pursuant to Section 12.2.1, ViewRay shall supply Distributor with Products that are the subject of Orders with an identified Customer as of the date of termination or expiration as specified in Section 12.3.2 (Ongoing Obligations and Rights), provided that ViewRay shall be entitled, before shipment of any Orders, to require advance payment or other security for payment of all previously outstanding balances (whether or not otherwise then due), plus the amount of the new Order.  Acceptance of Orders by ViewRay after termination or expiration pursuant to this Section shall not constitute a renewal of this Agreement or a waiver of the right of ViewRay to treat this Agreement as terminated or expired.

12.3.4Survival.   The provisions of Sections 1, 2.9, 2.10, 2.12, 4, 5.2, 5.3, 5.4, 5.5, 7, 8, 9.2, 9.3, 10, 11, 12, 13 and 14 as well as the relevant provisions of all Exhibits shall survive any expiration or termination of this Agreement.

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13.DISPUTE RESOLUTION.

13.1 Designated Contacts.  Each party will designate an individual (a “Designee”) who will have the authority to represent that party in all matters concerning the transactions contemplated by this Agreement.  All communications should be addressed to the other party’s Designee.  ViewRay’s initial Designee will be Chief Commercial Officer.  The initial Distributor Designee will be the person identified on the signature page of this Agreement.  A party may change its Designee upon written notice to the other party.

13.2 Issue Resolution.  In the event that any dispute arises relating to this Agreement, the Designees shall meet promptly and attempt to resolve it through good faith discussions.  If the Designees are unable to resolve any dispute to their mutual satisfaction within thirty (30) days after they commence these discussions, and do not agree to extend the time for resolution of the issues at the end of their meeting, then either party may submit such dispute for arbitration. The Arbitration shall be administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. The seat of arbitration shall be Hong Kong. The arbitration proceedings shall be conducted in English. The number of arbitrators shall be three. Each party shall appoint an arbitrator, and the third arbitrator shall be appointed by common agreement by both parties or failing that by the HKIAC. The arbitral award is final and binding upon both parties.  Pending resolution of any dispute, both parties will continue their performance under this Agreement including, without limitation, the payment of all amounts due to the other party that are not in dispute.

14. GENERAL PROVISIONS.

14.1 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of State of New York, United States of America, excluding its conflict of laws rules.

14.2 Amendment and Waiver.  Any amendment or modification of this Agreement must be made in writing and signed by duly authorized representatives of each party. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, but only by an instrument in writing signed by an authorized officer of each party.  No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of the waiver.

  14.3Independent Contractors.  Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and between Distributor and ViewRay do not constitute a partnership, joint venture, franchise, agency or contract of employment. Distributor is not granted, and shall not exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of ViewRay or its Affiliates.

14.4 Assignment.  Except to its Affiliates, Distributor may not assign or transfer, by law or otherwise, any of its rights or obligations under this Agreement without the prior written consent of ViewRay. Any purported assignment in violation of this Section 14.4 (Assignment) will be null and void.  ViewRay may assign this Agreement to an Affiliate or to a successor or acquirer, as the case may be, in connection with a merger or acquisition, or the sale of all or substantially all of ViewRay’s assets or the sale of that portion of ViewRay’s business to which this Agreement relates upon prior written notice to Distributor.  This Agreement shall bind and inure to the benefit of the parties hereto and their permitted successors and assigns.

14.5 Notices.   All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) upon confirmation of receipt, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) ten (10) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) three (3) Business Days after deposit with a globally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written confirmation of receipt, to each party at its respective address set out below (or at such other address as any party hereto shall hereafter specify by notice in writing to the other parties hereto):

To ViewRay:	To Distributor:

14.6Severability.  In the event any provision of this Agreement shall be held to be invalid, illegal or unenforceable (together “Invalid Provision”) in any respect for any reason, that invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement.  The parties agree that they will negotiate in good faith or will permit an arbitrator to replace any Invalid Provision with an alternative valid provision that is as similar as possible in substance to the Invalid Provision.

14.7Captions.  Captions of the sections and subsections of this Agreement are for reference purposes only, do not constitute terms or conditions of this Agreement and shall not limit or affect the meaning or construction of the terms and conditions of this Agreement.

14.8Word Meanings.  Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a section or paragraph in which these types of words appear, unless the context otherwise requires.  The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

14.9 Entire Agreement.  The terms and provisions contained in this Agreement (including the Exhibits) constitute the entire understanding of the parties and supersedes all previous proposals, oral or written, and all negotiations, conversations or discussions had between the parties related to the matter hereof.  This Agreement is made in the English language and the English version of this Agreement shall control.  In the event that any translation of this Agreement is made into another language, the non-English version shall be for informational purposes only.  In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any terms or conditions set forth in any purchase order, purchase agreement, service agreement or other document relating to the transactions contemplated by this Agreement, the terms and conditions set forth in this Agreement shall prevail.

14.10 Rules of Construction.  The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be construed against either party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.  Each party agrees that it had the opportunity to review this Agreement with its legal counsel prior to executing it.

14.11 Counterparts.  This Agreement may be executed in multiple counterparts (including via electronic or facsimile signatures), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.12 Force Majeure.  “Force Majeure Events” are significant events or circumstances that are not caused by or within the control of a party, but which delay or prevent that party’s ability to comply with its obligations under this Agreement; they do not include events that a party can avoid or prevent by exercising reasonable diligence.  Force Majeure Events include but are not limited to the following: acts of God; floods; fire; earthquakes; wars; revolutions; civil commotions; acts of public enemy; labor strikes (other than by the employees of the affected party); terrorism; embargos; or other actions of a government in its sovereign capacity.  In order to assert that its delay or inability to perform its obligations is caused by a Force Majeure Event, then that party (“Disadvantaged Party”) must give prompt written notice to the other party which details the relevant circumstances.  If the identified Force Majeure Event is legitimate, then both parties will then be excused from performing their contract obligations until the Force Majeure Event no longer interferes with the Disadvantaged Party’s ability to meet its obligations.  If Force Majeure conditions continue for more than forty five (45) consecutive days or an aggregate of ninety (90) days in any twelve (12) month period, then either party may terminate this Agreement in accordance with Section 12.2.1 (Termination for Cause).

14.13Further Assurances.  Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts that are or may become reasonably necessary to effectuate the purposes and intent of this Agreement.

List of Exhibits

Exhibit A:  Products; Pricing, Performance Target, Territory, exclusivity

Exhibit B:  Back End support

Exhibit C:  Quality Requirements

Exhibit D:  First line field services

Exhibit E:  License Provisions

Exhibit F:  Regulatory Services

Exhibit G:  GACL Certifications

Exhibit A

[***]

Exhibit B

Back End Support terms

Back End Support may be purchased as “Basic” or “Enhanced”. While Basic Back End Support includes most of the elements specified in these Back End Support Terms, the main difference is that it only includes remote support.  In the event that Distributor purchases Basic Back End Support and the issue cannot be resolved remotely, Distributor will be charged and will pay for all reasonable travel, labor and subsistence expenses of ViewRay personnel dispatched to the Customer site plus a fee equal to 100% of the above costs.

As of the Effective Date, Back End Support consists of the following when purchased by Distributor.  The description of Back End Support may be modified from time to time by ViewRay provided that the general level of support is not materially diminished.  ViewRay will provide Back End Support when requested by Distributor to help Distributor maintain the Products installed at the site referenced in the Order, so that each performs substantially in accordance with its applicable Specifications defined for the Product version as installed and/or updated in accordance with these Back End Support Terms.

1. Definitions:

1.1 “Bug Fix” means an error correction or minor change in the existing Software and/or hardware configuration that is required in order to enable the Product to perform to its existing Specification(s).

1.2 “Consumables” means items that are consumed as part of the operation of the System, for example liquid helium.

1.3 “New Product” means components that enable new and materially different functionality and/or performance from the Product described in their current Specification.

1.4 “Upgrade” means a new release of a Product offered by ViewRay for an additional fee from time to time, that contains new or enhanced features and/or functionality and/or performance improvements.  An Upgrade is generally indicated by a change to the numbers to the left of the decimal point, e.g., versions 1.0, 2.0, 3.0, and 4.0.

1.5“Support Term” means the Warranty Period or any period where Distributor has ordered Back End Support for the Products at a Customer site.

1.6 “Update” means an update or revision to any part of a Product that ViewRay generally provides to its customers during the Warranty Period or pursuant to a maintenance agreement at no additional charge and which contains only error corrections, minor new features, functionality and/or performance improvements.  An Update is generally indicated by a change to the version number to the right of the decimal point, e.g., versions 1.1, 1.2, 1.3, and 1.4.

2. General Requirements. Back End Support is available only for Products that are purchased directly from ViewRay, installed by Distributor, ViewRay field service engineers or ViewRay certified installers, have not been moved from their original installation location or disconnected from its original power supply and have not been modified without written permission or direction from ViewRay.  In the event of a lapse in service, Distributor may reinstate such Service by payment of the applicable service fee for the then-current service period in addition to the reasonable costs for ViewRay to inspect, repair, and return the Product to the status at which the Product would have been had a service agreement been in force continuously since the expiration of the Warranty Period.

3. Software Maintenance (Bug Fixes and Updates)

3.1 Back End Support entitles Distributor to receive Updates and Bug Fixes for Products covered by Back End Support. Software Updates and Bug Fixes may be transmitted electronically to Distributor for subsequent installation by Distributor’s technicians. Items of significant complexity, however, may be installed by ViewRay field service engineers or service engineers certified by ViewRay. If the Products are covered by Basic Back End Support, Distributor will be charged the reasonable fees and expenses for the required site visit for installation.  Applicable Updates will be included for those product features that were originally purchased or licensed or subsequently purchased or licensed separately as an Upgrade.

3.2 Back End Support does not entitle Distributor or its Customer to receive any Upgrades or New Products. Distributor may purchase or license Upgrades and New Products separately, and such Upgrades or New Products will then be maintained in accordance with these Back End Support Terms.

3.3 As part of Back End Support, ViewRay will provide Distributor with any and all applicable Product notices regarding maintenance, support, Upgrades, Updates and Bug Fixes generally circulated by ViewRay to ViewRay distributors and customers with System installations. Notices may be provided to Distributor via electronic mail or on ViewRay’s website.  Distributor must ensure that all such notices are provided to Customer in a timely manner and are translated as appropriate.

4. System Quality Assurance Testing

4.1 Back End Support does not include any System Quality Assurance Testing (“QA”) or System commissioning.  System commissioning and QA are the sole responsibility of Customer, and Distributor shall require its Customer to perform QA on a regular and ongoing basis in accordance with industry standards. In addition, Distributor shall require its Customer to maintain up-to-date QA logs. If a Customer fails to perform the appropriate QA of the Products, and to record such QA in the appropriate logs, ViewRay may terminate Back End Support with respect to such Customer, without liability.

4.2 Prior to performing any Back End Support, ViewRay will review Customer’s QA logs, and if such logs are not up-to-date, ViewRay may refuse to service a Product until QA is performed. In the event that the requested service is necessary to bring the Product to a point where QA can be performed, ViewRay will proceed with the service only after Customer signs a written acknowledgement that QA is Customer’s sole responsibility and that appropriate QA will be performed prior to conducting any patient treatments.  Distributor shall require its Customer to acknowledge and agree to the terms of this Section 4.2.

5.Escalated Service and Service Coverage Period

5.1   Escalated Service.

5.1.1 Once Distributor has fulfilled its obligation to provide First Line Field Services without successfully resolving the problem, ViewRay will provide “Escalated Service” as specified herein. Escalated Service includes but is not limited to telephone support and advice on the use of the Products.  The Escalated Service Coverage Period for corrective maintenance will be the hours of 8:00 AM to 5:00 PM PRC local time Monday through Friday (excluding national holidays for Distributor’s location) (“Standard Service Hours”).  Distributor has the option to request Escalated Service outside of Standard Service Hours, in which case Distributor will be charged at ViewRay’s then-current hourly rate for such service, plus any reasonable and applicable overtime charges.

5.1.2 ViewRay will provide Distributor with contact points to request Escalated Service on a 24-hours-a-day, 7-days-a-week (“24/7”) basis.  ViewRay will respond within one (1) business hour of receipt of a call for Level 1 problems, within three (3) business hours for Level 2 problems and within five (5) business hours for a Level 3 problem.  In the event that the issue cannot be resolved by telephone or other remote response, then ViewRay will respond on-site if the Severity Level is a Level 1 or Level 2 situation.  On-site response times will vary depending on the Severity Level and the Customer location.  For Products covered by Basic Back End Support, ViewRay will schedule on-site personnel based on available resources.   For Products covered by Enhanced Back End Support, there will be no additional charge for such on-site visit.  For Products covered by Basic Back End Support, Distributor will be charged separately (as specified above) for the site visit.

5.1.3 Severity Levels

Level 1: System is down, and Customer is unable to treat patients. For Products covered by Enhanced Back End Support, on-site support targeted within 24 hours (Monday-Friday or calculated starting the next Business Day).

Level 2: System is functioning, Customer is able to treat patients, but with some limitations or interruptions when treating patients. For Products covered by Enhanced Back End Support, on-site support targeted within 72 hours (Monday-Friday or calculated starting the next Business Day).

Level 3: System is functioning, Customer is able to treat patients, but with minor inconveniences or observations that require further investigation. On-site support is not provided.

There is no target timeline for on-site support for Products covered by Basic Back End Support.

5.1.4 Distributor will promptly notify ViewRay by calling ViewRay’s Customer Support Line of any problem or defect with the Products and provide ViewRay field service engineers’ access to the Products and use of adequate facilities and equipment at mutually agreeable times as necessary for ViewRay to perform the Escalated Service.  Upon completion of any service visit by ViewRay, ViewRay shall provide, or make available to, Customer or Distributor, a copy of the service report describing the service or maintenance performed.

5.2 Conditions for Escalated Service.

5.2.1 Distributor has performed periodic maintenance on the Products as prescribed in the current Maintenance Documentation.  Products must not have been modified other than in accordance with the Maintenance Documentation or ViewRay’s instructions.  No modifications to any Software have been made other than by ViewRay or in accordance with ViewRay’s instructions notwithstanding Customer’s right to make such modifications as described in the License Provisions.

5.2.2 To the extent that they become available, Distributor may be entitled to the benefits of remote diagnostic capabilities used by ViewRay field service engineers. This may require Customer to modify their telecommunications infrastructure to take advantage of this capability. Such modification would be at Distributor’s or Customer’s sole cost and expense.

5.2.3 Distributor must take the necessary precautions and provide the necessary resources (e.g., secure facilities, after-hours security guards, emergency alert systems) to ensure that ViewRay personnel and contractors performing Escalated Service may perform their duties in a safe and secure environment.  If ViewRay, in its sole discretion, determines that ViewRay personnel or contractors performing Escalated Service are at unreasonable risk due to Distributor’s or Customer’s failure to take such precautions or provide such resources, or otherwise as a result of a failure to comply with their respective obligations, ViewRay may suspend performance of Escalated Service. Distributor covenants that any service agreement between Distributor and a Customer includes a provision to support and enforce the above requirements.

5.2.4 Distributor must provide ViewRay with the following information: (a)details of the type of technical support, services and/or Spare Parts as applicable, including all equipment model/serial numbers as relevant; (b) the quantity of Spare Parts required; (c) the requested delivery and/or performance dates, detailing reasons for any urgent requests; and (d) complete details of the site address, Customer(s) name and equipment serial numbers.

6. Spare Parts & Consumables; Customer Relations

6.1 ViewRay shall make a commercially reasonable effort to supply at the time of need or stock with ViewRay’s field service engineers, all tools, equipment, Spare Parts and Consumables as would reasonably be required by ViewRay to perform Back End Support. The provision of Spare Parts as needed for the performance of Back End Support is included in Back End Support.

6.2 Spare Parts used for Back End Support may be either newly manufactured or factory refurbished at ViewRay’s choice. All Spare Parts and assemblies provided will be manufactured or refurbished in accordance with ViewRay’s quality system and any applicable laws. Parts replaced become the property of ViewRay and will be disposed of by ViewRay. Notwithstanding the foregoing, all parts that are considered by local regulation to be “hazardous” or “contaminated” waste, or material that requires “special handling” will be disposed of, recycled or retained by Customer according to applicable Local Laws.

6.3 Consumables can be supplied and installed by ViewRay and the cost of these Consumables will be passed through to the Distributor at the then available quoted price.

6.4 Distributor must report any complaints and properly report any expressions of dissatisfaction by the Customer relating to the Products or support services provided by either Distributor or ViewRay to ViewRay immediately and in writing. Distributor has no authority to offer or commit anything on behalf of ViewRay to the Customer to resolve its complaints or dissatisfaction.

7. Support Exclusions

7.1 General Exclusions.  All obligations of ViewRay for Back End Support shall be suspended and/or cease in the event of:

7.1.1 Damage to Products from fire, accident, abuse, floods, lightning, natural disasters or other calamities commonly defined as “Acts of God”.

7.1.2 The intentional abuse of the Products or negligence by Distributor or Customer.

7.1.3 Product alterations or modifications not authorized by ViewRay, including any move of the System from its installation site or caused by combination of the Products with products not supplied by ViewRay.

7.1.4 Use of a Product for other than its intended and authorized purposes, or in a manner not consistent with ViewRay’s Documentation, including maintenance of the necessary operating environment and line current conditions.

7.1.5 Failure to make payments in accordance with the payment schedule set forth in the Order.

7.1.6Modifications to any Software licensed under an open source software license which would otherwise permit such modification.

7.2 Permitted Modifications.  If corrective action or adjustment of the System is performed by Distributor or Customer’s staff at the direction of ViewRay, those actions or adjustments shall not reduce ViewRay’s responsibility hereunder or liability for the performance of the System.

8. Breach. Either party may terminate Back End Support at any time, if the other party breaches any material obligation related thereto (or pursuant to the Agreement) and fails to cure such breach within thirty (30) days after notice thereof from the non-breaching party.  An event of breach may include, but is not limited to, failure to make payment due, failure to provide access as required to execute the services contemplated by these Back End Support Terms, failure to perform and log QA, or, to the maximum extent permitted by applicable laws, the filing of notice under bankruptcy or equivalent laws, failure to provide service in time, failure to provide service according to the applicable Quality Requirement or instruction. Termination shall not be the terminating party’s exclusive remedy, and the terminating party shall reserve the right for all other available legal and equitable remedies.

Exhibit C

ViewRay Distributor Quality Requirements

Section 1Scope

These Distributor Quality Requirements (these “Requirements”) outline the quality controls applied to the specified Products acquired by Distributor from ViewRay pursuant to the Distribution Agreement . These provisions are being incorporated into the Distribution Agreement with the purpose of defining how production and supply activities will be established, controlled, and maintained for the manufacturing or supply of Products.

Section 2 Definitions and Interpretation

2.1 Terms are defined in their relevant section above or below; have the same meaning in the Distribution Agreement; or as defined by Applicable Laws, or as commonly used in the medical device industry for the management of quality systems.

2.2 For the purpose of this Exhibit C, the term “Product” also includes any related services.

2.3 Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a section or paragraph in which these types of words appear, unless the context otherwise requires.  The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

Section 3 Quality Management System

3.1 Compliance with Quality Standards. The Distributor shall document, implement, and maintain a quality system that complies with the requirements set forth under the applicable Local Laws.

3.2 Continuous Improvement.  Distributor’s performance shall be reviewed periodically, such as at the end of each quarter. Nonconformance reports and corrective and preventative actions requests and status shall be discussed with each project review, to occur at least annually. Quality objectives, including continuous improvement, shall be developed or updated over time and at least annually as the Products and the relationship evolve.

Section 4Audits and Certificate of Conformity

4.1

Audit Rights. Upon reasonable advance notice and during normal business hours that will not interrupt Distributor’s business operation, Distributor agrees that ViewRay and its agents (so long as such agents have entered into binding conﬁdentiality agreements with ViewRay for the beneﬁt of Distributor providing for obligations no less strict than ViewRay’s conﬁdentiality obligations to Distributor hereunder) will have the right, as required by Applicable Laws or otherwise, to conduct compliance audits. During the audit, Distributor may only provide information directly related to the distribution of the Products and shall have no obligation to provide information that is either a trade secret or confidential information of any third party or that has no connection with the distribution relationship contemplated under this Agreement.

Section 5Non-Conforming Products

5.1 Inventory Controls. Unless otherwise directed by ViewRay, Distributor shall maintain a first in, first out (“FIFO”) and other inventory control systems to ensure that nonconforming Components or prior Product versions or down-version Product are not inadvertently shipped.

5.2Procedures for Non-Conforming Products.  Distributor shall establish and maintain procedures to identify, receive, prevent, control, and recall Product that does not conform to or fulfill the Product Specifications.  Such procedures shall address the identification, documentation, evaluation, segregation, and disposition of nonconforming Product. Nonconforming Products shall not be used or shipped without the prior written consent of ViewRay.

5.3 Inspection and Investigation. ViewRay will identify non-conforming Products in accordance with ViewRay’s internal inspection procedures and notify the Distributor of such non-conformance in writing.  In all instances Distributor shall acknowledge receipt of notice in writing and provide an initial written status response back to ViewRay within three (3) Business Days. Distributor will investigate the non-conformance and implement correction and/or corrective actions, as required.  A final response is expected within seven (7) Business Days.  ViewRay will work with Distributor to develop a plan to include (a) root cause or methodology to arrive at root cause, (b) containment plan, (c) corrective action implementation date, (d) any follow-on preventative action plans, and (e) verification that corrective action and preventative measures have conclusively fixed the original problem, thus allowing the issue to be closed out. Distributor agrees to preserve and maintain all data associated with Product and other performance failures and corrective actions and to make that data available to ViewRay upon request at no charge and further agrees that all such data, including any detailed failure analysis shall be ViewRay Confidential Information.

5.4Returns. Distributor shall have documented return procedures to correctly identify and manage returned Product from Customers.

Section 6Quality Records Retention

6.1 General. Distributor shall maintain records (and if applicable, shall cause its affiliates and its subcontractors to retain) detailed written records relating to the Products (“Quality Records”), including but without limitation to, any records relating to compliance with all applicable regulations. In general, Distributor shall ensure retention of Quality Records associated with the Products provided to ViewRay for a minimum of seven (7) years from record release date. Quality Records associated with the Products shall be retained by Distributor until written authorization is received from ViewRay for the disposition of such records. Quality Record disposition may consist of continued retention by Distributor, transfer to ViewRay, or disposal by Distributor.  The Distributor shall furnish ViewRay with copies of records relating to the manufacture, quality and testing of the Product upon request.

6.2Testing Records. If the Distributor is required to perform acceptance activities per ViewRay written agreement or purchase specification, the Distributor shall maintain records of the acceptance activities performed and/or Products and services delivered to ViewRay. These records may include, as appropriate, test/inspection criteria, revision level of documents/equipment/software used, operating procedures (planning, routing, or traveler sheets), dates of test/inspection, and the results. The records required shall be retained for a minimum of seven (7) years unless Distributor submits the records to ViewRay in response to receiving ViewRay’s written demand for such records, by written agreement or purchase specification. Records associated with the Products shall be retained by Distributor until written authorization is received from ViewRay for the disposition of the records. Record disposition may consist of continued retention by Distributor, transfer to ViewRay, or disposal by Distributor.

6.3Requests for Quality Records. Quality Records are to be archived in a readable form and, if requested, are to be made available to ViewRay within seven (7) Business Days of such request if the Quality Records remain archived at Distributor’s facility.  Certain documents may be archived offsite, in which case they will be made available to ViewRay within approximately fourteen (14) Business Days of such request.  The provisions about archiving of Quality Records shall survive the termination of the Distribution Agreement.

Section 7 Complaints and Corrective Actions

7.1Complaint Handling. Distributor shall establish a system for complaint handling and a single point of contact to coordinate answering questions from ViewRay, and to respond to Product inquiries or complaints from the end-users of the Products where applicable. Distributor shall establish procedures to determine and analyze the root cause of nonconforming material and Products. Distributor shall also have documented procedures for the investigation of Customer returns or complaints. Distributor shall notify ViewRay within three (3) Business Days of the initial receipt of any complaints received by Distributor regarding the Product. Any complaint which has been reported to a regulatory authority shall require preliminary investigation and response by the Distributor to ViewRay within one (1) Business Day. Distributor shall work in good faith with ViewRay to review, investigate and resolve all Product complaints and provide a summary of investigations and conclusions. Distributor will retain complaint investigation records and evaluate trends and severity of complaints.

7.2 Corrective Action Plan. Upon request from ViewRay, the Distributor shall provide documented corrective action plans within a mutually agreed upon time, typically fourteen (14) Business Days from receiving a corrective action request from ViewRay; such corrective action plan is subject to ViewRay’s written approval.

Section 8 Packaging, Transportation and Storage

Distributor shall ensure there is proper and robust packaging to protect the Product against damage from transportation, handling, or storage. During transportation and during any period when Products are within Distributor’s control, Distributor shall comply with Product handling instructions such as conditions of temperature, light, humidity, date of expiration, and other pertinent factors as required.

Section 9 Labeling (as applicable)

During any period that Products are being sold with Distributor labeling, ViewRay will retain Distributor’s labeling on Products. In addition, during any period that ViewRay branded versions of Products are being resold with ViewRay labeling, ViewRay shall maintain any Distributor labeling that is required to fulfill regulatory requirements.  Labeling includes, but is not limited to, instructions for use, manuals, and certificates, which are delivered together with Products, and direct Product labeling. For Distributor-labeled Products, all labeling shall be retained in its original form, without any additions, omissions, or changes. ViewRay must obtain Distributor’s written permission before any changes are made to Distributor labeling by ViewRay.  If labeling needs to be translated into the local language due to a regulatory requirement or to customer requirement, the responsibility and the costs of translations are to be undertaken by Distributor. The translated material shall not change the meaning or intent of the original text. A copy of the translated material shall be forwarded to ViewRay.

Section 10 Traceability

Distributor shall establish a system to ensure full traceability of Products from which it is possible to determine the complete distribution history of the Products. Minimum information (as applicable) shall include the following Product details:  Product status, quantities shipped, delivery dates, official Product name, Product number, kit and/or packing lot numbers and ship to information (e.g., Customer name, address and phone numbers). If applicable, Product version numbers and/or serial numbers must also be obtainable. Distributor shall maintain serial numbers, lot history records, and other documents.

Section 11International Trade Compliance (as applicable)

11.1 In general. Both parties will cooperate to effect compliance with all applicable laws.

11.2 Compliance With Trade Laws, Marking, And Duty Drawback.  All agreements required by any applicable federal law or regulation to be incorporated are hereby incorporated.  Distributor shall mark each item of foreign goods with the English name of the country of origin (if known) as conspicuously and permanently as possible (or on the container if the item cannot be so marked), and comply with all other applicable marking requirements.  At ViewRay’s request, Distributor shall (a) inform ViewRay of the existence of any duty drawback rights, (b) provide a certificate of country of origin of imported goods sufficient to satisfy the customs authorities of the country of receipt, (c) designate ViewRay as importer of record of imported and dutiable goods, (d) furnish ViewRay properly executed documents required by U.S. Customs to prove importation and duty payment, and (e) transfer customs duty drawback rights from Distributor to ViewRay.  Distributor warrants that the produced or will be produced Products are sold in compliance with the provisions of all applicable federal, state, or other laws.

Section 12 Compliance with Law, ViewRay Policies, & Disaster Plan

12. 1 Compliance with Laws.  Distributor shall comply with all applicable laws and industry codes. Provided however, with regard to industry codes, only those promulgated by NMPA will apply.

12.2Compliance with ViewRay Policies.  Prior to performing any work for ViewRay, Distributor shall read and become familiar with policies furnished by ViewRay, including but not limited to those relating to ethics, standards of conduct, and business courtesies.  Distributor shall use commercially reasonable effort to comply with such policies in all material respects in the performance of the works and supply of Products.

12.3 Disaster Plan.  Distributor shall develop and keep current a formal business recovery plan that details strategies for response to and recovery from a broad spectrum of potential disasters.  Upon request, Distributor shall make such plan available to ViewRay or its designated representative for review.

Section 13 Regulatory Authority Inspection and Communication Cooperation, Recalls

13. 1 Inspection and Communication. Each party shall, to the extent practicable, notify the other party as soon as any Regulatory Authority’s quality inspection or communication involves the Product. ViewRay is allowed to observe such an inspection and contribute input into the discussion and communication. Distributor will notify ViewRay within three (3) Business Days of the receipt of a Regulatory Authority inspection report, deficiency letter or written regulatory compliance observation, which contains any significant adverse findings that relate to the Product or the facilities used to produce, test or warehouse the Product sold to ViewRay. A significant adverse finding is herein defined as the following: conditions, practices, or processes that adversely affect or may potentially adversely affect product or service quality and/or the rights, safety or well-being of subjects/patients and/or the quality and integrity of data, documentation, or other materials or information addressed in the inspection. As they relate directly to either Product or the facilities used to produce, test, or warehouse the Product sold to Customers, Distributor shall provide copies or a summary of the inspection or audit report, deficiency letter or written regulatory compliance observation within five (5) Business Days. These can be edited to exclude Distributor or Customers’ proprietary information.  Both parties agree to cooperate with each other on inspection, audit and other responses to Regulatory Authorities.

13.2 Recalls and Field Corrections. In the event of any Product recall, Product withdrawal or field correction of any Product that is required by a governmental agency, by Distributor, or by ViewRay for safety or efficacy reasons, the parties agree that (a) they shall promptly notify each other and (b) they shall fully cooperate with each other concerning the necessity and nature of such action. Distributor shall be the point of contact for Customers of any Product (whether directly or through any permitted sub-distributors) and Distributor shall be responsible for making any and all applicable Regulatory Authority contacts and for coordination of any recall or field correction activities involving such Products whether or not such action was requested by Distributor. Product recall and field correction activities may include, but are not limited to, communications and meetings with all required regulatory agencies, replacement stock, service labor, installation, travel, notifying Customers of such recall and any replacement Product to be delivered to those same Customers, including shipping. In those instances where it is determined that the Product recall or field correction is required primarily as a result of Distributor not adhering to the provisions of these Quality Requirements, the Distributor shall be responsible for all incidental damages incurred by ViewRay, inclusive of but not limited to cost associated with inspection, testing, boxing, packing, crating, transportation and field service labor and travel expenses to the extent of its contribution to such Product recall or field correction. All such damages shall be at ViewRay’s actual documented costs. In those instances that the Product recall or field correction are results of Products deficiency, ViewRay shall bear all the costs and expenses incurred including but not limited to all incidental damages incurred by Distributor, such as costs associated with inspection, testing, boxing, packing, crating, transportation and field service labor, travel expenses and attorney fees. All such damages shall be at Distributor’s actual documented costs.

Section 14Service and Installation (as applicable)

14.1 Service and Installation of ViewRay Product. Distributor shall provide trained and qualified personnel with respect to the installation, operation, maintenance, and repair of the Products. Such training and qualifications will include reasonable engineering and technical information, documentation and demonstrated competency in the Product, work instructions and manuals. Distributor warrants that any work performed by Distributor for ViewRay or to any ViewRay Customer, including maintenance, calibration, and support services, shall be performed per the appropriate ViewRay documentation and to generally accepted industry standards.

14.2 Calibration and Maintenance.  Distributor shall ensure that the equipment used is calibrated to meet the manufacturer’s pertinent published Specifications (or ViewRay’s Specifications if required). ViewRay requires calibration be performed according to the most current version of applicable standards promulgated by a national government standards agency if the test equipment is utilized outside the United States. Distributor shall comply with all applicable laws.

Section 15Subcontractors (as applicable)

When Distributor engages a subcontractor to perform work under the Distribution Agreement, Distributor shall remain fully liable and responsible for all work completed by subcontractor, and subcontractor shall comply with all applicable provisions hereunder. The Distributor shall have an appropriate quality agreement with subcontractors used for production, packaging, testing, processing, or release. ViewRay shall have the right to audit any subcontractor in the same manner it may audit Distributor in accordance with the provisions of Section 4 of this Exhibit C.

Section 16Change Requests.  A “Change Request” means any of the changes proposed by ViewRay or Distributor as described herein.

16.1.Distributor Proposed Product Changes.  Any changes proposed by Distributor or Distributor’s subcontractors, to materials, processes, or software, which may affect the form, fit, or function of the Product, and/or the reliability, safety, regulatory compliance, serviceability, performance and warranty of the Product, and/or any approved Product quality plans, must be submitted prior to implementation in the form of a written Change Request for ViewRay’s approval. For clarification purposes, applicable Product changes may be inclusive of but not limited to, changes of sources of material, components and parts, changes in manufacturing processes, test procedures, manufacturing locations and relocation or replacement of any equipment utilized in the manufacturing the Product.  Changes may not be made to any Products unless and until the Distributor has received written approval for the changes from ViewRay.  At minimum, the Change Request must include the ViewRay affected part number or software revision (if applicable), proposed date of implementation, serial number verification/validation records, effectiveness of the assembly that is changed, reason for the change, specific details of the change (including price and Lead-time changes) and, if available, supporting data that demonstrates that Product reliability has not been impacted negatively. In addition, ViewRay has the right to request Product samples for evaluation prior to approval by ViewRay of such Product changes at no additional cost.

Section 17Quality Representatives.

Each party will identify an Authorized Quality Representatives.

Authorized Quality Representative on behalf of Distributor:

Authorized Quality Representative of ViewRay:

Section 18 Vigilance System Requirements (as applicable for Medical Device Products)

19.1Vigilance Systems. Distributor is obliged to have a system that ensures compliance with any worldwide regulatory medical device incident vigilance system requirements, which are applicable in the countries where Products will be used and shall, to the extent practicable, provide ViewRay with reasonable access to such records and notice of all Product complaints, including complaints concerning deaths or injuries to patients treated with the Products or malfunctions of the Products that gives rise or could give rise to the need to file a Medical Device Report (“MDR”) within the meaning of the Federal Food, Drug and Cosmetic Act of 1941, as amended (the “Act”) and other applicable equivalent worldwide adverse event reporting regulations. Such system shall cover both Product recalls/field safety corrective actions and any other adverse event (also called medical device reporting or mandatory problem reporting). In these specific situations, where Products need to be traced, the parties shall cooperate with each other to appropriately trace such Products. If either party receives a complaint or becomes aware of an event where a Product could have potentially contributed to or caused a death or serious injury, or an event where a Product has malfunctioned and, if that malfunction occurred again, it could cause death, or serious injury, the party shall use its best efforts to give such notice to the other party orally within one (1) Business Day, or as soon as otherwise reasonable under the circumstances, and to confirm such notice by facsimile or email within one (1) Business Day after giving oral notice. Distributor shall promptly and, to the extent practicable, within three (3) Business Days (unless a shorter period is required under applicable laws) notify ViewRay in writing whenever Distributor becomes actually aware of an adverse experience with any of the Products.  Each such written notice shall be deemed Confidential Information of ViewRay.  Distributor shall cooperate fully with ViewRay in dealing with Customer complaints concerning the Products. ViewRay shall be solely responsible for processing the final analysis of medical complaints with respect to the Products. Distributor shall provide reasonable and necessary support to ViewRay for carrying out such activities.  If required by local regulations, Distributor is responsible for reporting medical complaints to the local authority; provided that Distributor shall consult with ViewRay in each case prior to making such report and ViewRay and Distributor will cooperate to promptly report the medical complaint to the local authority. In the event the investigation indicates that the Product is defective, the parties will coordinate their efforts to ensure that proper recall/field safety notices shall be delivered to end-users and any requested information concerning the effectiveness of the recall/field safety corrective action shall be reported back and shared by the parties.

Exhibit 1

The following table provides a high-level summary of key responsibilities. It is not intended to replace or override the detail in other sections of these Requirements.  “X” in a column indicates responsibility of the respective party.

Topic	ViewRay	Distributor
Quality Systems / GMP Declaration		X Maintaining applicbale QMS certification and facility registration, as applicable
Product specifications	X
Auditing and Monitoring	X Ensure Monitoring/Audits are done	X Maintaining an “Approved” status
Third Party Inspection Notification		X Providing notice of inspection, copy of regulatory report/response, obtaining approval for Regulatory Agency contact
Software detailed design specifications	X
Design History File	X
Design Control / Design Control Changes	X
Verification and Validation	X Product verification/validation, validation/release of equipment and test methods for ViewRay-provided equipment and methods	X Validation / Qualification for Distributor’s processes, as applicable
Submission	X	X Providing required input
RA issues for countries in which Product is distributed	X	X Notifying ViewRay of inquiries
Record Retention	X (Installation, Test, Servicing Records)	X
Device History Record (DHR)	X Providing approval, as applicable	X
Device Master Record (DMR)	X	X
Labeling	X Development and translations	X Applying labeling per ViewRay instructions and obtaining ViewRay approval for Distributor-procured labeling
Process and Material Control – Manufacturing Changes	X Managing ViewRay managed Distributors and ViewRay produced material, engineering-directed sources	X Obtaining ViewRay approval to use Distributor managed sub-tier Distributor, obtaining ViewRay approval prior to implementing a change

Raw Material, In-Process, and Final Product Release Testing	X Approving final release	X Performing incoming inspection for ViewRay and managed material, providing, performing testing
Notification of Nonfonforming Product		X
Servicing	X Provide service procedures and processes	X Follow ViewRay servicing procedures and processes
Storage and Distribution	X Providing requirements	X Complying with ViewRay requirements
Shipping	X Providing shipping specifications	X Following specifications
Warranty	X ViewRay Products	X
Customer Certificate	X Issuing certificate	X Providing required input
Disposition of Returned Goods	X
Training	X ViewRay initial Product training, as applicable	X On-going training needs
Customer Support and Complaint Handling	X Complaint handling	X Investigating Distributor related issues
Customer Interventions (Recalls) and Adverse Experiences (Medical Device Reporting)	X	X
Agreement Termination	X	X
Other -Metrics -Record Retention -Quality Control Plan -Quality and Compliance Reviews	X X X X	X X X X
Declaration of Conformity	X	X Certificates
Risk Analysis	X	X
Essential Requirements	X	X
Management of Notified Body Review and Approval	X	X
Legal Manufacturer Identified	X

Exhibit D

First Line Field Services

First Line Field Services consists of the following activities to be performed by Distributor:

1.Distributor will provide to all Customers, remotely and on-site when needed, routine maintenance and service and timely response to special requests for service of all installed Products in the Territory.  Distributor will make a sufficient number of service personnel available to provide First Level Field Services.  Distributor is also responsible for performing Periodic Maintenance on the Products.  “Periodic Maintenance” means (i) cleaning and testing the System and Equipment and making all adjustments and repairs necessary to ensure that the System and Equipment are operating in accordance with their applicable Specifications in all material respects; (ii) testing the Software and correcting defects that prevent the Software from operating in substantial conformance with the applicable Specifications; (and (iii) all other maintenance routinely performed on the Products as described in the Maintenance Documentation.

2.Subject to and in accordance with the terms of the Agreement, Distributor is hereby granted a limited, exclusive, and non-transferable license during the Term (or such longer period as specified in Section 12.3 (Effect of Termination)) of the Distribution Agreement to use the Maintenance Documentation solely for the purposes of providing First Line Field Services to Customer(s) in the Territory.  ViewRay makes no warranty that the operation of the Maintenance Documentation will be uninterrupted or error free.

3. Distributor must ensure that its field service engineers and other necessary service personnel receive training at a ViewRay training facility as contemplated by Section 7 (Training; Technical Assistance) of the Distribution Agreement.

4.Distributor may purchase Spare Parts at ViewRay’s reference price or may purchase Back End Support.

5.  Distributor will be responsible for the transmission and/or installation of software Bug Fixes and Updates to Customer unless otherwise specified by ViewRay.

6.  Distributor will make First Line Field Services available to Customers between the hours of 8:00 AM to 9:00 PM local time Monday through Saturday (excluding national holidays for Customer’s location).  Distributor must provide Customer with contact points to request service on a 24-hours-a-day, 7-days-a-week basis.

7. Distributor, directly or remotely as the situation requires, either with Distributor’s own personnel or through contractors, shall initially respond within one (1) hour of receipt of a call for service from Customer. The initial response shall include telephone support, including (as applicable) consultations, diagnostic assistance and advice on the use and maintenance of the Products.

8.Distributor must provide ViewRay with a written report of all its activities with respect to the provision of the First Line Field Services in the Territory which written report shall be in such form and contain such details as ViewRay may reasonably require.

9.Distributor must keep and maintain all Product downtime records each month and provide them to ViewRay whenever ViewRay requests them.

10.With respect to every service call, Distributor must complete a written service report in English, unless otherwise agreed.  This report shall be in such form and contain such details as ViewRay may reasonably require.

11.All component parts replaced during the Warranty Period or in connection with the provisions of Services which are declared returnable shall be returned at ViewRay’s cost and in accordance with the RMA procedures.

12.  All First Level Field Services shall be performed using such degree of competency and level of care and skill as is appropriate for service providers maintaining equipment in the health care industry and in any event with no less than reasonable care and skill.  Distributor must meet ViewRay’s quality standards required for the First Level Field Services as communicated to Distributor from time to time including maintaining sufficiently trained and approved service personnel.   Distributor must obtain ViewRay’s prior approval for service personnel it wishes to appoint to perform First Level Field Services.  Distributor is not authorized to perform any First Level Field Services using untrained personnel.   ViewRay may at

any time, at its own expense, upon reasonable prior notice, review the quality of Distributor’s service performance and, if in ViewRay’s reasonable discretion this is determined to be unsatisfactory, ViewRay will inform Distributor of its findings and if capable of remedy, ViewRay shall require Distributor to take such remedial action as ViewRay deems appropriate.   The costs of any remedial action shall be borne by the Distributor.

13.Distributor will maintain an Uptime of the System of at least 95% of normal treatment hours per maintenance year. Normal treatment hours will be from 8:00 AM to 5:00 PM local time Monday through Friday (excluding national holidays for Customer’s location).  Uptime means any time, during normal treatment hours, that the System is not available for patient treatment, excluding hours for scheduled maintenance.

Exhibit E

License Provisions

Distributor must enter an enforceable agreement with each Customer that includes provisions no less protective of the Software and Documentation than those specified herein.

1. Customer is granted a limited, personal, non-exclusive, non-transferable right to use the Software and Documentation in conjunction with Customer’s use of the Product for which such Software and Documentation were provided, for Customer’s internal business purposes.  Software may be used only in the Territory and in accordance with the Documentation.

2.Customer may not sell, rent, lease, license, time share or otherwise transfer or provide access to the Software or Documentation to any third parties other than to Distributor in connection with Distributor’s performance of support services for Customer. However, if Customer is a managed service provider to a single medical care facility end-user and the Products are installed at the end-user facility as specifically agreed in writing by ViewRay, such Customer shall be permitted to use the Software in the course of providing that medical care facility services related to the operation of the Products.

3. Customer shall keep the Software and Documentation confidential. Customer shall implement reasonable security measures to protect such trade secrets and copyrighted materials.

4.Customer may not reproduce (except for backup copies), reverse engineer, translate or create other versions of the Software or Documentation (except to the extent expressly permitted by law or except as specified in a license for OSS (as defined in clause 5 under this Exhibit E).  Any backup copy must include all copyright and other proprietary rights notices as contained on the original

5.Each Customer Agreement must contain the following acknowledgement: “All OSS is licensed in accordance with the license accompanying the OSS.  Notwithstanding any provision of such OSS license, Customer acknowledges that any modifications made to the OSS will void the warranty for the Products, invalidate any service obligation with respect to the Products and void any other obligation or liability of ViewRay with respect to the Products.  As used herein, “Open Source Software” or “OSS” means software components licensed under a license approved by the Open Source Initiative (“OSI”) or similar open source or freeware license and are embedded in or provided with the Products.”

6.Customer shall acknowledge that ownership of all intellectual property rights in and to the Software and Documentation remain exclusively with ViewRay or its suppliers or licensors.

8.Each license shall include a general disclaimer of warranty.

9.Any Updates or Bug Fixes provided to Customer (or Upgrades if applicable) by or on behalf of ViewRay will be considered Software for purposes of the license.

10. The Software is not guaranteed to be free from errors or to operate uninterrupted.  ViewRay does not make any representations or give any warranties regarding compatibility of the Software with other software or hardware equipment not supplied by ViewRay.

11.The license may be terminated in the event Customer is in material breach of these License Provisions, which breach is not capable of remedy or, if capable of remedy, has not been remedied within a reasonable period of time.  In the event of termination in accordance with the above, Customer shall immediately discontinue use of Software and shall confirm the same in writing.

Exhibit F

Regulatory Services

In addition to Distributor’s obligations as set forth in the Agreement, during the Term, Distributor shall also perform and provide the following Regulatory Services to ViewRay at Distributor’s sole expense:

1.Appointment by ViewRay.  ViewRay hereby appoints Distributor as the sole Regulatory Services provider with respect to the Regulatory Approval of the Products. Additional Products may be added or removed from the product list for additional Regulatory Services only upon written approval of both ViewRay and Distributor. Unless otherwise agreed by the parties, for any additional Products that the parties agree are to be added to the product list and for any Regulatory Services other than the service to acquire the Regulatory Approval, ViewRay agrees to pay additional fees and expenses for the Regulatory Services as agreed by the parties. ViewRay shall provide all documents, files, materials and assistances reasonably necessary for the Regulatory Services.

ViewRay hereby undertakes that it shall have full legal rights and authorizations to appoint Distributor as its Regulatory Service provider and such appointment shall not constitute a breach or violation of any of its obligations or duties under any legal document, agreement, laws or regulations.

2.Regulatory Services to be Provided by Distributor.

a.Regulatory Approvals.  Distributor shall obtain the Regulatory Approval and, if agreed by the parties, any additional Product Clearances as contemplated in Section 6 of the Agreement.

b.Representation; Reporting.

i.At ViewRay’s request, Distributor shall, to the extent practicable, represent ViewRay before the Regulatory Authority, including, without limitation, representation in case of Product recall, Product withdrawal or field correction or risk of Product recalls, Product withdrawals or field correction.

ii.As required by applicable laws, Distributor shall report to the Regulatory Authority such facts, events and occurrences regarding the Products and their use, including, as applicable, complaints, incidents and recalls.  Distributor shall simultaneously provide copies of all such reports to ViewRay by email to the following addresses: sdelaney@viewray.com and by hard copy pursuant to Section 14.5 of the Agreement.

iii.Distributor shall keep, maintain, and make available to ViewRay and promptly provide to ViewRay by email (to the following addresses: sdelaney@viewray.com) and by hard copy pursuant to Section 14.5 of the Agreement, any requests, notifications, or other information from the Regulatory Authority regarding the Products or Product categories.

iv. In addition to any recordkeeping requirements in the Agreement, Distributor shall maintain all records regarding product marketing, sales, distribution, complaints and incidents as are required to be maintained under Applicable Laws, and keep such records available for inspection by the Regulatory Authority.

v.Distributor shall keep, maintain, and make available to the Regulatory Authority and upon lawful request an updated copy of Product regulatory documents.  Distributor shall promptly request from ViewRay any additional information requested by the Regulatory Authority, and timely provide same to the Regulatory Authority.

vi.Distributor shall file and register with the Authority any and all documents to be filed and registered in the Territory regarding the Products as required by all applicable laws.

vii.Distributor shall promptly and accurately respond to any requests for information regarding the Regulatory Authority and any of the Regulatory Services.

Exhibit G

DISTRIBUTOR’S ANNUAL CERTIFICATION OF COMPLIANCE WITH

GLOBAL ANTI-CORRUPTION LAWS AND GLOBAL ANTI-CORRUPTION POLICY

Manufacturer:	ViewRay Technologies, Inc.
Distributor:
Distribution Agreement date:

This annual certification is given by Distributor to Manufacturer under the above listed Distribution Agreement and for Distributor’s activities under that Distribution Agreement.

Distributor acknowledges that Manufacturer must comply with global anti-corruption laws (“GACL”), including the United States Foreign Corrupt Practices Act (“FCPA”).  Distributor represents and warrants it understands the requirements of GACL and the FCPA and certifies it has conducted all of its activities under the Distribution Agreement in compliance, in all material respects, with the GACL.

Distributor warrants and certifies it has maintained written books and records under applicable standards that and accurately identify the person or entities that receive payments from Distributor both for the Distribution Agreement and in connection with general marketing expenditures.

Distributor further warrants and certifies that if it has used any subcontractors or agents in connection with fulfilling its obligations under the Distribution Agreement, it is not aware that such subcontractors or agents failed to comply with the GACL and GACP in all material respects.

Distributor acknowledges it has the authority to sign this Certification

(signature)

Print Name & Title:

Date:

Exhibit H

Spare Parts List